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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
CITIZENS REPUBLIC BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4) Proposed maximum aggregate value of transaction:
     5) Total fee paid:
     ☐ Fee paid previously with preliminary materials.
     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
     2) Form, Schedule or Registration Statement No.:
     3) Filing Party:
     4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Thomas W. Gallagher
General Counsel and Secretary
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, APRIL 24, 2008
To the Shareholders of Citizens Republic Bancorp, Inc.:
     Notice is hereby given that the annual meeting of shareholders of Citizens Republic Bancorp, Inc. (the “Corporation”) will be held in the Maple Room located in the Genesys Conference and Banquet Center, Grand Blanc, Michigan, on Thursday, April 24, 2008, at 10:00 a.m., local time, for the following purposes:
     (1) To elect four (4) Class I directors to serve a three (3) year term, or until their successors are duly elected and qualified;
     (2) To vote on a proposal to approve various amendments to our Amended and Restated Articles of Incorporation to provide for the annual election of all directors, the elimination of certain supermajority shareholder approval requirements, the elimination of certain limitations on business combinations and the implementation of majority voting in uncontested elections of directors (the “Corporate Governance Proposal”);
     (3) To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008; and
     (4) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTORS NOMINATED, FOR THE CORPORATE GOVERNANCE PROPOSAL, AND FOR THE RATIFICATION OF OUR INDEPENDENT AUDITORS.
     Shareholders of record of the Corporation’s common stock outstanding at the close of business on February 29, 2008 are entitled to notice of and to vote at the meeting.
     You are invited to attend this meeting. Please date, sign and return your proxy promptly in the enclosed, stamped envelope whether or not you plan to be present at the meeting. In the alternative, you may vote via the Internet or by telephone by following the procedures set forth on the enclosed proxy card. You may still vote in person if you attend the meeting and are a shareholder of record or have a legal proxy from a shareholder of record.

By Order of the Board of Directors

Thomas W. Gallagher
General Counsel and Secretary
Flint, Michigan
March 20, 2008

Citizens Republic Bancorp, Inc.
328 South Saginaw Street
Flint, Michigan 48502
PROXY STATEMENT
     This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for our annual meeting of shareholders to be held on April 24, 2008 and any adjournments of the meeting. The time, place and purposes of the meeting are disclosed on the cover page of these materials in the notice of annual meeting.
     This proxy statement, the proxy and the notice of annual meeting of shareholders are first being provided to shareholders on or about March 20, 2008. References in this proxy statement to “us,” “we,” “our” or the “Corporation” refer to Citizens Republic Bancorp, Inc.
     The holders of our common stock as of the close of business on February 29, 2008 will be entitled to be present and to vote at the meeting. Each share of our common stock is entitled to one vote on each matter to be voted upon at the meeting. There are no other classes of our stock entitled to vote at the meeting. On February 29, 2008, there were 75,744,193 shares of our common stock outstanding and entitled to vote. The board of directors requests that you execute and return the proxy promptly, whether or not you plan to attend the meeting. Instead of returning signed proxy cards, shareholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. Specific instructions for shareholders of record that wish to use the Internet or telephone voting procedures are included on the enclosed proxy card and this proxy statement, the proxy card and the accompanying 2007 annual report to shareholders are available at www.citizensbanking.com. Shareholders who vote via the Internet or by telephone do not need to mail their proxy cards. Any vote by proxy, Internet or telephone may be revoked by the person giving it at any time before the meeting by giving written notice of such revocation to the corporate secretary, by executing another proxy or using the Internet or telephone voting procedures as of a date subsequent to the prior proxy or Internet or telephone vote, or, if you are a shareholder of record or have a legal proxy from a shareholder of record, by voting in person at the annual meeting.
     The shares represented by properly executed proxies (including those properly voted by telephone or Internet) will be voted in accordance with the instructions provided therein and where no instructions are given, will be voted in favor of the Class I nominees, in favor of the proposal to approve various amendments to our Amended and Restated Articles of Incorporation which we refer to as the Corporate Governance Proposal, and in favor of ratifying our independent auditors. Approval of the Corporate Governance Proposal requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the meeting. The election of directors requires the affirmative vote of a plurality of the votes cast at the meeting; however, our board of directors has determined that any director who fails to receive a majority of votes cast will tender his or her resignation in the same manner specified in the recently amended Bylaws, with any such resignation treated in the same manner specified in the new Bylaw provisions. Approval of the ratification of the independent auditors and all other matters to be voted on at the meeting requires the affirmative vote of a majority of the votes cast at the meeting. Withheld votes, abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the annual meeting, and in the case of the Corporate Governance Proposal, broker non-votes and abstentions will have the same effect as a vote against that proposal. “Broker non-votes” result when shareholders hold their shares in street name and do not provide voting instructions to their broker or other nominee. Those shares will not be voted on any proposal on which the broker or other nominee does not have discretionary authority to vote under applicable rules.

     We will bear the cost of soliciting proxies, which will be solicited primarily by mail. We have retained The Altman Group, specialists in proxy solicitation, to solicit proxies from brokers, bank nominees, and other institutional holders of our common stock at an anticipated cost of $9,500 plus certain out-of-pocket expenses. Proxies may also be solicited by our directors and employees personally, and by telephone, facsimile, or other means. No additional compensation will be paid to these individuals for proxy solicitation nor is it expected to result in more than a minimal cost to us. We may make arrangements directly with banks, brokerage houses, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock held of record by them and to obtain authorization for the execution of proxies. We expect to reimburse these institutional holders for their reasonable expenses in connection with these activities.
     The persons named in the proxy to represent shareholders who are present by proxy at the meeting are Richard J. Dolinski and Dennis J. Ibold.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON APRIL 24, 2008
     The proxy statement and annual report to shareholders and the means to vote by Internet are available at the Investor Relations section of our website at www.citizensbanking.com. Directions to attend the meeting in person may be obtained by contacting Ms. Kristine Brenner, Director of Investor Relations.

SECURITY OWNERSHIP
Certain Beneficial Owners
     The table below includes all of our shareholders that we know to beneficially own more than five percent of our common stock as of December 31, 2007, unless otherwise indicated.

								Common
								Stock
								Beneficially
								Owned as a
								Percentage
								of
	Common Stock							Outstanding
Name and address of	Beneficially	Investment Power			Voting Power			Common
Beneficial Owner	Owned	Sole	Shared	None	Sole	Shared	None	Stock
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105(1)	6,176,497	6,176,497	-0-	-0-	6,021,861	-0-	154,636	8.17%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202(2)	4,715,574	4,715,574	-0-	-0-	408,560	-0-	4,307,014	6.2%

(1)	The information furnished for Barclays Global Investors, N.A. is based upon information contained in Schedule 13G filed with the Securities and Exchange Commission, a copy of which was provided to the Corporation.

(2)	The information furnished for T. Rowe Price Associates, Inc. is based upon information contained in Schedule 13G filed with the Securities and Exchange Commission, a copy of which was provided to the Corporation.

Management
     The following table reflects the beneficial ownership of our common stock as of February 29, 2008 by:
•	each director and nominee for election to our board of directors;

•	each executive officer named in the “Summary Compensation Table” under “Executive Compensation,” whom we refer to as our Named Executive Officers; and

•	our current directors and executive officers as a group.
The information in the table has been obtained from these individuals and is reported in accordance with the applicable rules of the Securities and Exchange Commission, or Commission. Under these rules, a person is deemed to beneficially own stock if they have or share the power to vote or dispose of the stock or have the right to acquire the power to vote or dispose of the stock within the next 60 days. As a result, the amounts shown in the table do not necessarily reflect stock ownership for any purpose other than compliance with the Commission’s reporting requirements.

				Common Stock
				Beneficially Owned
				as a Percentage of
	Common Stock	Sole Voting and	Shared Voting and	Outstanding
Name	Beneficially Owned(1)	Dispositive Power	Dispositive Power	Common Stock
Edward P. Abbott	25,378	25,378	-0-	*
Lizabeth A. Ardisana	9,267	9,267	-0-	*
George J. Butvilas	288,266	288,131	135	*
Jerry D. Campbell	179,296	178,885	411	*
Charles D. Christy	179,512	176,212	3,300	*
Richard J. Dolinski	15,367	15,367	-0-	*
William R. Hartman(2)	751,563	751,563	-0-	*
Howard J. Hulsman	512,152	512,152	-0-	*
Gary J. Hurand	134,739	91,465	43,274	*
Dennis J. Ibold	181,705	181,412	293	*
Benjamin W. Laird	13,897	13,897	-0-	*
Stephen J. Lazaroff	37,295	37,295	-0-	*
Cathleen H. Nash	22,631	22,631	-0-	*
Clinton A. Sampson	95,619	95,619	-0-	*
John D. Schwab	162,603	162,603	-0-	*
William C. Shedd	15,683	15,683	-0-	*
Jeoffrey K. Stross	49,413	49,413	-0-	*
Kendall B. Williams	14,263	13,565	698	*
James L. Wolohan(3)	18,867	18,867	-0-	*
Steven E. Zack	50,250	50,250	-0-	*
Dana M. Cluckey	393,141	392,145	996	*
Thomas F. Menacher	83,963	83,963	-0-	*

All current directors and executive officers as a group (30 persons)	3,650,026 (3)	3,597,915	52,111	4.72%

*	Represents holdings of less than one percent.

(1)	The following table shows the number of shares included in the column that (1) may be acquired upon exercise of options which are exercisable or become exercisable on or before April 29, 2008, (2) are unvested restricted shares granted under our Stock Compensation Plan, and (3) are pledged by the owner as security. Vesting provisions for the restricted shares are described in the “Compensation of Directors” section and “Executive Compensation — Outstanding Equity Awards at Year-End” table in this proxy statement.

		Restricted	Pledged
Name	Options	Shares	Shares
Edward P. Abbott	5,925	1,366	-0-
Lizabeth A. Ardisana	3,425	1,366	-0-
George J. Butvilas	60,704	1,043	-0-
Jerry D. Campbell	69,589	1,043	-0-
Charles D. Christy	135,598	18,194	-0-
Richard J. Dolinski	5,925	1,366	-0-
William R. Hartman	571,435	82,623	-0-
Howard J. Hulsman	-0-	-0-	-0-
Gary J. Hurand	7,116	1,043	-0-
Dennis J. Ibold	7,116	1,043	77,754
Benjamin W. Laird	5,925	1,366	-0-
Stephen J. Lazaroff	5,925	1,366	-0-
Cathleen H. Nash	-0-	22,631	-0-
Clinton A. Sampson	71,742	15,518	-0-
John D. Schwab	110,211	16,684	-0-
William C. Shedd	4,925	1,366	-0-
Jeoffrey K. Stross	5,239	1,043	-0-
Kendall B. Williams	5,925	1,366	-0-
James L. Wolohan	5,925	1,366	-0-
Steven E. Zack	-0-	1,043	27,892
Dana M. Cluckey	213,676	-0-	-0-
Thomas F. Menacher	52,452	-0-	-0-
All current directors and executive officers as a group (30 persons)	1,667,041	238,539	105,646

(2)	The shares shown for Mr. Hartman also include 7,862 shares that may not be sold by Mr. Hartman during his employment.

(3)	The shares shown for Mr. Wolohan do not include 11,691 shares held by the Wolohan Family Foundation, of which Mr. Wolohan is a director. Mr. Wolohan disclaims beneficial ownership of such shares. The directors and executive officers disclaim beneficial ownership of such shares.

PROPOSAL 1 — ELECTION OF DIRECTORS
     Our Articles currently require (and will require in connection with the 2008 annual meeting of shareholders notwithstanding any action taken at that meeting with respect to the Corporate Governance Proposal described below) that the board of directors be divided into three classes and that each year, on a rotating basis, the terms of office of the directors in one of the three classes expire. The Articles also require that successors to the class of directors whose terms have expired be elected for a three-year term. As announced in January 2008, Jerry D. Campbell, Edward P. Abbott, Howard J. Hulsman, William C. Shedd and Dr. Jeoffrey K. Stross will be retiring from the board of directors effective at the 2008 annual meeting. The board also intends to identify and appoint a new unaffiliated independent director to the board during 2008. These actions will reduce the size of the board from 16 directors to 11 directors (12 upon appointment of a new director after the 2008 annual meeting). The directors whose terms expire at the 2008 annual meeting of shareholders (“Class I directors”) are Lizabeth A. Ardisana, Stephen J. Lazaroff and Steven E. Zack. Mr. Gary J. Hurand is currently serving on the board of directors as a Class III director with a term expiring in 2010. The board of directors has nominated Mr. Hurand as a Class I director in order to balance the number of directors serving in each class as required by our Restated Articles of Incorporation. If Mr. Hurand is not elected as a Class I director, then he will continue as a Class III director with a term expiring at the 2010 annual meeting. Four nominees will be elected as Class I directors at the 2008 annual meeting of shareholders. Please note that shareholders may vote for no more than four directors on their proxy card. The board of directors has nominated Messrs. Hurand, Lazaroff and Zack and Ms. Ardisana for election as Class I directors. The term for the Class I directors will expire at the 2011 annual meeting of shareholders and upon the election and qualification of their successors. If any of the nominees should be unable to serve, the board of directors may choose to nominate a replacement candidate or the number of directors elected will be automatically reduced by the number of nominees unable to serve. If the board of directors chooses to nominate a replacement candidate then the proxies may be voted for the election of such other person or persons as the board of directors may recommend.
     On the basis of information presently available to the board of directors, only the four persons named above as nominees will be nominated for election as directors.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

     The name and age of each nominee and incumbent director, positions and offices currently held with the Corporation and its subsidiaries, his or her five-year business experience, and the year each became a director of the Corporation, according to information furnished by such nominees and incumbent directors, are set forth below.
Nominees

				Business Experience During the
				Past Five Years, Directorships
			Served	in Certain Corporations, and
			Continuously as a	Principal Occupation if Other
		Positions and Offices with	Director of	Than Current Position With
Name	Age	Corporation and its Subsidiaries	Corporation	Corporation and its Subsidiaries
Lizabeth A. Ardisana	56	Director of Corporation; Director of Citizens Bank and Director of Citizens Bank Wealth Management, N.A.	2004	Chief Executive Officer and owner of ASG Renaissance, a technical and communication services firm.

Gary J. Hurand	61	Director of Corporation and Director of Citizens Bank	2006	President of Dawn Donut Systems, Inc., a property development management company, from September 1988 to present. Also a Trustee of BRT Realty Trust, a New York Stock Exchange real estate management trust.

Stephen J. Lazaroff	54	Director of Corporation and Director of Citizens Bank	1997	President, Diversified Precision Products, Inc., a special cutting tool manufacturer serving the automotive and hydraulic fittings industries.

Steven E. Zack	57	Director of Corporation and Director of Citizens Bank	2006	Chairman, Global Commercial Credit, a specialty insurance firm, and Vice President of LSG Insurance Partners, a retail insurance agency specializing in products for business or industry.

Class II Continuing Directors — Term Expiring In 2009

				Business Experience During the
				Past Five Years, Directorships
			Served	in Certain Corporations, and
			Continuously as	Principal Occupation if Other
		Positions and Offices with	a Director of	Than Current Position With
Name	Age	Corporation and its Subsidiaries	Corporation	Corporation and its Subsidiaries
George J. Butvilas	62	Director of Corporation and Director of Citizens Bank	2006	Chairman of the Michigan Technological University Foundation from 1996 to present. Vice Chairman of Republic Bancorp Inc. from 1999 to 2006.

Benjamin W. Laird	58	Director of Corporation and Director of Citizens Bank	2001	Of counsel to the law firm of Godfrey & Kahn, S.C. from January, 2008 to present. Attorney, Godfrey & Kahn, S.C. from 1985 to December, 2007. Co-partner in Schoen-Laird Development, LLC, a real estate investment company from 1999 to present.

James L. Wolohan	56	Director of Corporation and Director of Citizens Bank	1997	President of Wolohan Investments, LLC, a financial investment company from January 2008 to present. Chairman, Wolohan Capital Strategies, a real estate and financial investment company from April 2006 to December 2007. President and Chief Executive Officer of Wolohan Lumber Co., a retailer of lumber, building materials and home improvement products from June 1987 to March 2006.

Class III Continuing Directors — Term Expiring In 2010

				Business Experience During the
				Past Five Years, Directorships
			Served	in Certain Corporations, and
			Continuously as	Principal Occupation if Other
		Positions and Offices with	a Director of	Than Current Position With
Name	Age	Corporation and its Subsidiaries	Corporation	Corporation and its Subsidiaries
Richard J. Dolinski	67	Director of Corporation and Director of Citizens Bank	2001	President and Chief Executive Officer, Dolinski Associates, Inc., a management consulting firm. President, The Legacy Center for Student Success, a non-profit organization focusing on non-school related learning impediments.

William R. Hartman	59	Chairman, President and Chief Executive Officer of Corporation; Chairman, President and Chief Executive Officer of Citizens Bank and Director of Citizens Bank Wealth Management, N.A.	2002	Chairman of the Corporation from December 2007 to present. President of the Corporation from May 2007 to present. Chief Executive Officer of Corporation from December 2006 to present. Chairman of Corporation from January 2003 to December 2006. President and Chief Executive Officer of Corporation from February 2002 to December 2006. Chairman, President and Chief Executive Officer of Citizens Bank from February 2002 to present.

Dennis J. Ibold	59	Director of Corporation and Director of Citizens Bank	2006	President of Petersen & Ibold, Attorneys at Law.

Kendall B. Williams	55	Director of Corporation; Director of Citizens Bank and Director of Citizens Bank Wealth Management, N.A.	1992	Attorney and Counselor, The Williams Firm, P.C.

Compensation Of Directors
     Our non-employee directors are compensated as follows:
•	Annual retainer: $20,000.
•	Meeting fee for board and committee meetings: $1,500 if attended in person, $750 if attended by telephone.
•	Annual restricted stock grant: $20,000, converted to shares of common stock based upon the market value at the date of grant.
•	Lead independent director: additional $10,000 annual retainer.
•	Chairperson of the audit committee: additional $10,000 annual retainer.
•	Chairpersons of the compensation and human resources committee and the risk management committee: additional $7,500 annual retainer.
•	Chairperson of the corporate governance and nominating committee: additional $5,000 annual retainer.
     Directors may participate in our directors deferred compensation plan, which allows directors to elect to defer up to 100% of their retainer, meeting and committee fees. The investment options available under the directors deferred compensation plan are the same as those available under our 401(k) plan. As a general rule, amounts deferred and investment returns are required to be distributed no earlier than upon the director’s termination of all directorships with the Corporation and its subsidiaries. No additional compensation is paid pursuant to this plan. Non-employee directors do not receive perquisites or other personal benefits for their service as a director.
     Directors who are also employees of the Corporation do not receive any additional compensation for their service as a director, other than Mr. Campbell, who is paid in accordance with the agreement described in footnote (2) to the table below.
     The following table provides information regarding compensation that was paid to the individuals who served as directors of the Corporation for their service as such during 2007, other than Messrs. Hartman and Cluckey. As Named Executive Officers, Mr. Hartman’s and Mr. Cluckey’s compensation is included in the Executive Compensation section of this proxy statement.

	Fees Earned
	or Paid in	Stock	All Other
	Cash	Awards (1)	Compensation	Total
Name	($)	($)	($)	($)
Edward P. Abbott	37,250	8,370	-0-	45,620
Lizabeth A. Ardisana	44,750	8,370	-0-	53,120
George J. Butvilas	66,371	4,443	-0-	70,814
Jerry D. Campbell(2)	300,750	4,443	1,886,393	2,191,586
Richard J. Dolinski	60,000	8,370	-0-	68,370
Howard J. Hulsman(3)	28,181	-0-	-0-	28,181
Gary J. Hurand	52,250	4,443	-0-	56,693
Dennis J. Ibold	42,500	4,443	-0-	46,943
Benjamin W. Laird	65,750	8,370	-0-	74,120
Stephen J. Lazaroff	56,000	8,370	-0-	64,370
William C. Shedd	41,000	8,370	-0-	49,370
Jeoffrey K. Stross	37,250	4,443	-0-	41,693
Kendall B. Williams	55,250	8,370	-0-	63,620
James L. Wolohan	68,250	8,370	-0-	76,620
Steven E. Zack	44,750	4,443	-0-	49,183

(1)	We make stock awards to our directors in the form of restricted shares of our common stock that vest in three equal annual installments beginning one year after grant, assuming that the director continues to serve as a director of the Corporation. On May 23, 2007, each non-employee director received a grant of 1,043 restricted shares of common stock on those terms. The amounts shown in the table above represent the expense recognized by the Corporation in 2007 for restricted shares held by the director as determined under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), excluding any forfeiture adjustments, and do not reflect the cost of the 2007 restricted stock award in its entirety. For a discussion of the valuation assumptions see Note 1 to the Corporation’s 2007 Consolidated Financial Statements included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007. The table below sets forth for each director the number of options and shares of restricted stock held as of December 31, 2007 as well as the grant date fair value of the director’s 2007 restricted stock award determined in accordance with SFAS 123R.

			Grant Date
		Restricted	Fair Value of
	Options	Stock	Restricted
	Outstanding	Outstanding	Stock Award
Name	(#)	(#)	($)
Edward P. Abbott	5,925	1,366	19,395
Lizabeth A. Ardisana	3,425	1,366	19,395
George J. Butvilas	70,704	1,043	19,395
Jerry D. Campbell	107,190	1,043	19,395
Richard J. Dolinski	5,925	1,366	19,395
Howard J. Hulsman	-0-	-0-	-0-
Gary J. Hurand	7,116	1,043	19,395
Dennis J. Ibold	7,116	1,043	19,395
Benjamin W. Laird	5,925	1,366	19,395
Stephen J. Lazaroff	5,925	1,366	19,395
William C. Shedd	4,925	1,366	19,395
Jeoffrey K. Stross	5,239	1,043	19,395
Kendall B. Williams	5,925	1,366	19,395
James L. Wolohan	5,925	1,366	19,395
Steven E. Zack	-0-	1,043	19,395

(2)	Mr. Campbell has entered into an employment agreement with us pursuant to the provisions of the merger agreement with Republic. His employment agreement provides for a four-year term that commenced on December 29, 2006. Mr. Campbell served as the non-executive Chairman of our board of directors during 2007 and was entitled to serve as a director of the Corporation until December 29, 2010. Under the agreement he also serves as Chairman of the board of directors of Citizens Bank Wealth Management, N.A. Mr. Campbell receives an annual base salary of $250,000, received a $125,000 bonus during the first fiscal year of the term and will be entitled to a discretionary bonus of up to $125,000 for each subsequent fiscal year during the remainder of the term. The compensation and human resources committee of the board of directors will determine the amount of Mr. Campbell’s bonus. In return for his board services, Mr. Campbell receives compensation pursuant to our standard compensation arrangement for non-employee directors, including an additional $10,000 retainer during 2007 for serving as non-executive Chairman of the board of directors. He also receives a retainer of $5,000 for each year he serves as Chairman of the board of directors of Citizens Bank Wealth Management, N.A. During the term, Mr. Campbell will be eligible to participate in our employee benefit plans and may continue to participate in our group health care plan following termination of his employment on the same terms available to other eligible retirees. During the four-year period following completion of the merger, Mr. Campbell will continue to have use of an office in Ann Arbor, Michigan and will be provided with an administrative assistant at a cost of $110,119, which has been included in the All Other Compensation column. In addition to amounts received under his employment agreement, Mr. Campbell received a lump sum cash payment equal to $1,776,274 as provided in the change in control severance agreement he had with Republic. Mr. Campbell will be retiring from the board of directors effective at the 2008 annual meeting of shareholders. Also effective at the 2008 annual meeting of shareholders, Mr. Campbell’s employment agreement with us will terminate, and according to the provisions of his employment agreement, he will receive a lump sum payment equal to the annual salary he would otherwise have received during the term of his employment agreement.

(3)	Mr. Hulsman was appointed to the board of directors on June 21, 2007. Mr. Hulsman was appointed to fill the vacancy left by Mr. Cluckey, who terminated his employment with us effective May 31, 2007 and resigned from the board of directors. Mr. Hulsman will retire from the board of directors effective at the 2008 annual meeting of shareholders.
     Since September 2002, we have maintained common stock ownership guidelines for our directors. The stock ownership guidelines require that directors own 4,000 shares of common stock. These guidelines generally afford such directors a period of five years to attain such common stock ownership levels. The table below shows the stock ownership of our directors as of February 29, 2008.

	Shares	401(k)	Restricted		Ownership
	Owned	Shares	Shares	Total	Guideline
Edward P. Abbott	18,087	-0-	1,366	19,453	4,000
Lizabeth A. Ardisana	4,476	-0-	1,366	5,842	4,000
George J. Butvilas	201,393	25,126	1,043	227,562	4,000
Jerry D. Campbell	63,750	44,914	1,043	109,707	4,000
Richard J. Dolinski	8,076	-0-	1,366	9,442	4,000
Howard J. Hulsman	512,152	-0-	-0-	512,152	4,000
Gary J. Hurand	126,580	-0-	1,043	127,623	4,000
Dennis J. Ibold	173,546	-0-	1,043	174,589	4,000
Benjamin W. Laird	6,606	-0-	1,366	7,972	4,000
Stephen J. Lazaroff	30,004	-0-	1,366	31,370	4,000
William C. Shedd	9,391	-0-	1,366	10,757	4,000
Jeoffrey K. Stross	43,131	-0-	1,043	44,174	4,000
Kendall B. Williams	6,972	-0-	1,366	8,338	4,000
James L. Wolohan	11,576	-0-	1,366	12,942	4,000
Steven E. Zack	49,207	-0-	1,043	50,250	4,000

PROPOSAL 2 — CORPORATE GOVERNANCE PROPOSAL — APPROVAL OF AN AMENDMENT TO THE CORPORATION’S AMENDED AND RESTATED ARTICLES OF INCORPORATION:
     Our board of directors has approved, and recommends your approval of, various amendments to our Amended and Restated Articles of Incorporation reflected in Appendix A to this proxy statement that would provide for:
•	the phased-in elimination of the classification of the board and the annual election of all directors;

•	the elimination of certain supermajority shareholder approval requirements;

•	the elimination of certain limitations on business combinations; and

•	the implementation of majority voting in uncontested elections of directors.
     Classified Board. Under Article VI of our Articles, our board of directors is divided into three classes, and members of each class are elected to serve for staggered three-year terms. The proposed amendment, if adopted, would result in the directors elected at the 2009 annual meeting and thereafter being elected to one-year terms, but would not shorten the existing term of any director elected prior to the 2009 annual meeting. Class I directors elected at the 2008 annual meeting of shareholders will be elected to three-year terms, expiring at the 2011 annual meeting. The terms of the Class II directors will continue to expire at the 2009 annual meeting, and the terms of the Class III directors will continue to expire at the 2010 annual meeting. Any director elected to fill a vacancy on our board arising from an increase in the number of directors will serve until the next annual meeting. Any director elected to fill a vacancy arising for any other reason will serve for the remaining term of his or her predecessor.
     In addition, our board has also taken certain actions relating to related provisions of our Bylaws as described below under “Corporate Governance — Other Recent Initiatives”. The changes to the Bylaws did not require shareholder action.
     Supermajority Amendment Provisions. Article VII of our Articles specifies that shareholder proposed amendments and changes to the provisions of our Bylaws relating to nominations for the election of directors (Section 11 of Article III of the Bylaws) and to the resignation or removal of directors (Section 12 of Article III of the Bylaws) must receive the affirmative vote of the holders of not less than two-thirds of the outstanding shares of our capital stock entitled to vote. Under the proposed amendment, these limitations would be stricken so that, if the amendment is approved, shareholder sponsored amendments and other changes relating to those two sections of our Bylaws will only require approval by a majority of the votes cast by the holders of shares entitled to vote on the matter. Similarly, Article VI specifies that any amendments or changes to Article VI (addressing, among other things, the classified board provisions) require approval by the holders of at least two-thirds of the then outstanding shares of our capital stock entitled to vote unless the amendment or change is approved by at least three-fourths of our directors then in office. The proposed amendment would eliminate this requirement.
     Business Combinations. Article IX of our Articles provides that at any time when we are not subject to the restrictions provided by Chapter 7A of the Michigan Business Corporation Act (the Chapter that limits the ability of a corporation to engage in business combinations with certain “interested shareholders,” but does not currently apply to us), we may not engage in “business combinations” with “interested shareholders” unless at least two-thirds of the outstanding shares of capital stock entitled to vote and a majority of the outstanding shares of capital stock entitled to vote excluding all shares beneficially owned by the interested shareholder approve the business combination. This supermajority voting requirement does not apply to business combinations where either the business combination is approved by the vote of 75% of the directors who are unaffiliated with the interested shareholder (or are so designated by directors unaffiliated with the interested shareholder) or certain substantive conditions are met, which conditions are generally intended to assure that the price paid in the business combination equals or exceeds the highest price paid by the interested shareholder to acquire our capital stock and that all regulatory requirements are satisfied. “Interested shareholders” are generally considered to be shareholders who, together with their associates and affiliates, beneficially own 10% or more of our outstanding voting stock, and “business combinations” are generally considered to include mergers, consolidations, sales or purchases of assets meeting certain size requirements and the transfer by us of our securities to the interested shareholder or from the interested shareholder. Under the proposed amendment, Article IX would be eliminated in its entirety and these provisions would no longer limit transactions with shareholders who would otherwise be interested shareholders within the meaning of that Article.
     Majority Voting. Our board also amended Article II, Section 8 of our Bylaws to provide for a majority voting standard. Under this new standard, a nominee for director will be elected to our board if the votes cast for the nominee exceed the votes cast against the nominee. However, directors will continue to be elected by a plurality of the votes cast in a contested election. A director who fails to receive the required number of votes for election and who has not already tendered an advance resignation is expected to tender, promptly following certification of the voting results, his or her resignation from the board, which resignation may be conditioned upon board acceptance of the resignation. Our corporate governance and nominating committee will consider the tendered resignation of a director who fails to receive the required number of votes for election and recommend to the full board whether or not to accept such resignation. The corporate governance and nominating committee, in deciding what action to recommend, and the full board, in deciding what action to take, may consider any factors they deem relevant. The director whose resignation is under consideration will abstain from participating in any decision regarding such resignation. If the board does not accept the resignation, the director will continue to serve until his or her successor is elected and qualified. Our board will publicly disclose its decision whether to accept the resignation within 90 days after certification of the voting results. If the failure of a nominee to receive a majority of the votes cast results in a vacancy on the board, that vacancy can be filled by action of the board.
     The amendment and the resulting changes described above are the result of the board’s ongoing review of our corporate governance policies. In making its recommendation, the board and the corporate governance and nominating committee considered carefully the advantages of both classified and declassified board structures, the advantages of the existing supermajority shareholder approval provisions and the advantages of the business combination limitations.
     A classified board of directors can promote continuity and enhance the stability of the board, encourage a long-term perspective on the part of directors and reduce our vulnerability to coercive takeover tactics. The supermajority shareholder approval provisions similarly help to promote stability and protect features of our organizational and governance documents against short-term interests potentially at odds with the long-term interests of shareholders, as do the business combination limitations, which further help ensure that significant minority holders are not able to effect changes or transactions that could disadvantage the majority of holders by virtue of their shareholdings. The board recognized the advantages inherent in the current Articles, but concluded that they were outweighed by the advantages of the changes to shareholders, specifically:
•	the shareholders’ ability to evaluate all directors annually;

•	the shareholders’ ability to take action supported by a majority of holders; and

•	a structure that is considered by many investors to reflect “best practices” in corporate governance.
     Consequently, the board concluded that the proposed amendment to implement the actions set forth above is in the best interests of the Corporation and our shareholders.

     Approval of the amendment will cause Articles VI and VII of the Amended and Restated Articles of Incorporation to be amended and will cause Article IX to be deleted in its entirety. A copy of the Articles, which also incorporates other changes that have been previously approved by our shareholders, in the form proposed to be amended, is attached to this proxy statement as Appendix A. If the proposed amendment is not approved, the board will remain classified, and both the supermajority shareholder approval provisions and the business combination limitations shall remain in effect.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAL.

CORPORATE GOVERNANCE
General
     The Corporation is governed by a board of directors and various committees of that board that meet throughout the year. Directors discharge their responsibilities at board and committee meetings and also through telephone contact and other communications with the chairman and chief executive officer and others regarding matters of concern and interest to the company. In this portion of our proxy statement, we describe some of our key governance practices and related matters.
Other Recent Initiatives
     In addition to the changes set forth in our Corporate Governance Proposal described above, and the reduction in the size of the board of directors, our board of directors has also made other recent changes as part of its ongoing commitment to good corporate governance.
     On January 24, 2008, the board amended and restated our Bylaws to eliminate the provisions contained in Article III, Section 14 of the Bylaws that distinguished between legacy Citizens and legacy Republic directors. This distinction was implemented in connection with the 2006 merger with Republic Bancorp Inc. and required the board to maintain a specified ratio of former Citizens and former Republic directors. This distinction has been eliminated in order to facilitate and enhance a strong unified board and reflect the full integration of the two companies. The elimination of this provision of the Bylaws was effective immediately.
     In addition, the board amended Article III, Section 11 of the Bylaws, effective immediately, to require a nominee for election or reelection as a director to complete a written questionnaire prepared by us with respect to the nominee’s background and qualification and, if applicable, the background of any other person or entity on whose behalf the nomination is being made. A nominee must also make certain representations and agree that he or she:
•	will abide by the requirements of Article III, Section 11 of the Bylaws (concerning, among other things, the required tendering of a resignation by a director who does not receive a majority of votes cast in an uncontested election);

•	is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how, if elected as a director, they will act or vote on any issue or question that has not been disclosed to us or that could limit or interfere with their ability to comply with their fiduciary duties;

•	is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed; and

•	in his or her individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director, and would comply with all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Meetings Of Directors And Committees Of The Board Of Directors
     During 2007, seven meetings of our board were held. All incumbent directors attended at least 75% of the total number of meetings of the board and the number of meetings held by the committees on which they serve during 2007.
     We have several standing committees of our board, including a compensation and human resources committee, a corporate governance and nominating committee, and an audit committee. The board of directors has adopted a charter for each of these three committees. The charters are accessible on the Governance Documents page of the Investor Relations Section of our website at www.citizensbanking.com. The audit committee meets quarterly and on call when needed, and the compensation and human resources committee and the corporate governance and nominating committee meet on call. The board of directors has determined that except for Messrs. Hartman, Campbell, Butvilas and Cluckey, all of the directors who served during 2007, including all the committee members, are “independent directors” as defined in Marketplace Rule 4200(a)(15) of The NASDAQ Stock Market (“NASDAQ”).
     The compensation and human resources committee met seven times during 2007 and is currently comprised of the following directors: Benjamin W. Laird, chairman; Lizabeth A. Ardisana, Dennis J. Ibold, Stephen J. Lazaroff, and Dr. Jeoffrey K. Stross. The responsibilities of the committee include approval of all aspects of corporate executive compensation and oversight of our compensation and benefits plans.
     The corporate governance and nominating committee met three times during 2007 and is currently comprised of the following directors: Stephen J. Lazaroff, chairman; Dennis J. Ibold, Kendall B. Williams, James L. Wolohan and Steven E. Zack. The responsibilities of the committee are:
•	to establish criteria for board and committee membership and to recommend committee appointments;

•	to review candidates qualifications and possible conflicts;

•	to assess contributions of current directors in relation to whether they should be renominated;

•	to ensure that a substantial majority of directors are independent;

•	to review our process for providing information to the board of directors;

•	to recommend corporate governance principles to the board of directors;

•	to oversee and evaluate the effectiveness of the board;

•	to determine a desirable balance of expertise among board members;

•	to identify qualified candidates to fill board positions and provide aid in attracting them to the board of directors;

•	to recommend the slate of director nominees to the board of directors for inclusion in our proxy statement for election by the shareholders at the annual meetings;

•	to consider director nominees proposed by shareholders; and

•	to handle such other matters as may be properly delegated to the committee by the board.
The committee uses a number of means to identify director candidates, including requesting recommendations from existing board members and others, hiring an independent search firm or consultant, and considering candidates submitted by shareholders. If the committee hires an independent search firm or consultant, in exchange for a fee such firm or consultant will provide the committee with the names of director candidates that meet criteria established by the committee. When evaluating a director candidate, the committee looks at the candidate’s qualifications in light of our needs at that time given the then current mix of director expertise. For a description of procedures for submitting nominations to the committee, see “Corporate Governance – Shareholder Proposals” and “Corporate Governance – Shareholder Nomination of Director Candidates”.
     The audit committee met fourteen times during 2007 and is currently comprised of the following directors: Richard J. Dolinski, chairman; Gary J. Hurand, Benjamin W. Laird, James L. Wolohan and Steven E. Zack. The board of directors has determined that each of the members of the committee is “independent,” as independence is defined in the applicable NASDAQ and Securities and Exchange Commission rules for audit committee members. The board of directors has also determined that Mr. Wolohan is an “audit committee financial expert” as defined by applicable Commission rules and that each of the audit committee members satisfies all other qualifications for audit committee members set forth in the applicable NASDAQ rules. The responsibilities of the committee are:
•	to oversee our financial reporting process and the internal accounting controls for our internal audit function;

•	to appoint, compensate, oversee, evaluate and replace if necessary the external auditors;

•	to approve in advance all audit services, to ensure that a written statement is received from the external auditors setting forth all relationships with us;

•	to act as the Qualified Legal Compliance Committee;

•	to review and approve any related party transactions;

•	to review the annual audit plan with the independent auditors and the General Auditor;

•	to oversee our legal, compliance, and ethics policies; and

•	to review the results of our internal and independent audits.
Annual Meeting Attendance
     We encourage all members of the board to attend the annual shareholders meetings but we have not adopted a formal policy requiring such attendance. All of the members of our board who were directors at the time of the 2007 annual meeting of shareholders, except Ms. Ardisana, attended that meeting.
Lead Independent Director
     Mr. James L. Wolohan currently serves as the lead independent director of the board of directors. He was initially elected to that position by the independent members of our board on October 20, 2005 and was subsequently reaffirmed by the independent members of the board at last year’s annual organizational meeting. The lead independent director position will be reviewed annually at the annual organizational meeting of the board of directors. The current duties and responsibilities of the lead independent director are as follows:
•	Acting as a liaison and a channel for communication between the chairman/chief executive officer and independent directors;

•	Providing leadership to ensure that the board works cohesively and independently;

•	Ensuring board leadership in times of crisis;

•	Advising the chairman/chief executive officer as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	Being available as a resource to consult with the chairman/chief executive officer and other board members on corporate governance practices and policies and monitoring of the same;

•	Together with the chairman/chief executive officer, considering questions of possible conflicts of interest of the board members. Also considering questions of possible conflicts of interest of the chairman/chief executive officer;

•	In consultation with the chairman/chief executive officer and chairman of the corporate governance and nominating committee, coordinating the assessment of board committee structure, organization and charters and evaluating the need for any changes; consulting with the chairman/chief executive officer and chairman of the corporate governance and nominating committee concerning recommendations to the board for committee membership, including chairpersons;

•	Along with the chairman of the corporate governance and nominating committee, interviewing all board candidates, and making recommendations to the corporate governance and nominating committee and the board;

•	Serving as non-executive chairman until a permanent chairman is appointed in the event of the incapacitation of the chief executive officer;

•	Coordinating, developing the agenda and moderating executive sessions of the board’s independent directors and communicating to the chairman/chief executive officer the substance of the discussions occurring at such sessions;

•	Working with the chairman/chief executive officer and the corporate governance and nominating committee chairman to ensure there is a process to implement best practices which relate to the responsibilities of the board;

•	Assisting in orienting and integrating new directors to the board;

•	Ensuring that the board understands and maintains the boundaries between board and management responsibilities; and

•	Suggesting possible agenda items, if in the discretion of the lead independent director, it is deemed appropriate and serve as a sounding board on the development and presentation of significant issues, plans and strategies for board consideration.
Code of Ethics
     We have a code of ethics that applies to all of our employees and directors. The code of ethics, as currently in effect (together with any amendments that may be adopted from time to time), is posted on the Governance Documents page of the Investor Relations Section of our website at www.citizensbanking.com. In the future, to the extent any waiver is granted with respect to the code of ethics that requires disclosure under applicable Commission rules, we intend to post the waiver on the website at the address specified above.
Shareholder Proposals
     Any proposal by a shareholder intended to be included in the proxy statement for the 2009 annual meeting must be received by Thomas W. Gallagher, the secretary of the Corporation, by the close of business on November 20, 2008. In addition to applicable rules of the Commission for inclusion of shareholder proposals in our proxy statement, our Bylaws provide that, in order for a shareholder proposal to be properly brought before the annual meeting, written notice of such proposal must be given by the shareholder to our corporate secretary, either by personal delivery or by United States mail, postage prepaid, not later than January 24, 2009, which is the 90th day prior to the first anniversary of the 2008 annual meeting. If the annual meeting date has been advanced to a date earlier than March 25,

2009, which is the 30th day prior to the first anniversary of the 2008 annual meeting or delayed to a date later than June 23, 2009, which is the 60th day after the first anniversary of the 2008 annual meeting, then notice of the proposal must be given within 10 days after the first public disclosure of the date of such meeting in accordance with the procedures set forth in our Bylaws. We also expect the persons named as proxies for the 2009 annual meeting of shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal properly presented at that meeting by a shareholder who does not provide us with written notice of the proposal during the period provided in our Bylaws.
Shareholder Nomination of Director Candidates
     Shareholders proposing director nominees at any annual meeting of shareholders must provide written notice of their intention, along with certain information regarding the proponent and the nominees as provided in our Bylaws, to our corporate secretary not later than the close of business on January 24, 2009, which is the 90th day prior to the first anniversary of the 2008 annual meeting. If the annual meeting date has been advanced to a date earlier than March 25, 2009, which is the 30th day prior to the first anniversary of the 2008 annual meeting or delayed to a date later than June 23, 2009, which is the 60th day after the first anniversary of the 2008 annual meeting, then notice of their intention must be given within 10 days after the first public disclosure of the date of the annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be given by the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The corporate governance and nominating committee may seek additional biographical and background information from any candidate that must be received on a timely basis to be considered by the committee. The corporate governance and nominating committee policy reviews the qualifications of candidates submitted for nomination by shareholders and evaluates them using the same criteria used to evaluate candidates submitted by the board for nomination.
Shareholder Communications with the Board of Directors
     Although we have not developed formal processes by which shareholders may communicate directly with directors, we believe that our informal process, by which any communication sent to the board of directors either generally or in care of the chief executive officer, corporate secretary or another corporate officer and forwarded to the addressee, has served the needs of both the board and our shareholders.
     The corporate governance and nominating committee will monitor this matter and may develop more specific procedures. Until any other procedures are developed and posted on the Corporate Governance page in the Investor Relations section of our website at www.citizensbanking.com, any communication to the board of directors may be mailed to the board, in care of our corporate secretary, at 328 South Saginaw Street, Flint, Michigan 48502. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such communications should identify the author as a shareholder and clearly state whether the intended recipients are all members of the board of directors or just certain specified individual directors. Our corporate secretary will make copies of all such communications and circulate them to the appropriate director or directors.

Report Of The Audit Committee
     In accordance with its written charter adopted by the board of directors, the audit committee of the board of directors assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices.
     The audit committee received and reviewed a statement from the independent auditors describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence, as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.
     The audit committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The audit committee also discussed the results of the internal audit examinations.
     The audit committee reviewed and discussed our audited financial statements as of and for the year ended December 31, 2007 with management and the independent auditors.
     Based on the above-mentioned review and discussions with management and the independent auditors, the audit committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The audit committee also reappointed the independent auditors to serve as such for 2008, subject to ratification by our shareholders.
By the Audit Committee of the Board of Directors:
Richard J. Dolinski, Chairman
Gary J. Hurand
Benjamin W. Laird
James L. Wolohan
Steven E. Zack

Executive Officers
     The following information is provided for those officers currently designated as executive officers by the Corporation’s board of directors.

			Year Became
			Executive Officer of the
Name	Age	Five-Year Business Experience	Corporation
Charles D. Christy	50	Executive Vice President and Chief Financial Officer of Corporation (September 2002 to present); Vice Chair of Finance and Administration of Citizens Bank (August 2007 to present); Executive Vice President and Chief Financial Officer of Citizens Bank (September 2002 to August 2007); Controller of Corporation and of Citizens Bank (November 2004 to May 2005).	2002

Roy A. Eon	56	Executive Vice President and Strategic Change Officer of Corporation and of Citizens Bank (August 2007 to present); Executive Vice President and Manager of Operations and Technology of Corporation and of Citizens Bank (August 2002 to August 2007).	2002

Stephen V. Figliuolo	51	Executive Vice President and Corporate Risk Officer of Corporation and of Citizens Bank (May 2005 to present); Vice President of Loan Operations of Corporation and of Citizens Bank (October 2004 to May 2005); Vice President and Production Operations Manager of Corporation and of Citizens Bank (February 2003 to October 2004).	2005

Thomas W. Gallagher	55	General Counsel of Corporation (August 1988 to present); Secretary of Corporation (January 1989 to present); General Counsel and Secretary of Citizens Bank (August 1988 to present); Secretary and Manager of Citizens Bank Mortgage Company, LLC (October 1997 to present).	1989

Martin E. Grunst	41	Senior Vice President and Treasurer of Corporation and of Citizens Bank (July 2003 to present); Retail Asset Liability Manager, Bank One Corporation (December 1999 to July 2003).	2007

			Year Became
			Executive Officer of the
Name	Age	Five-Year Business Experience	Corporation
William R. Hartman	59	Chairman of Corporation (December 2007 to present); President of Corporation (May 2007 to present); Chief Executive Officer of Corporation (December 2006 to present); Chairman of Corporation (January 2003 to December 2006); President and Chief Executive Officer of Corporation (February 2002 to December 2006); Chairman, President and Chief Executive Officer of Citizens Bank (February 2002 to present); Director, Citizens Bank Wealth Management, N.A. (June 2002 to present).	2002

Cathleen H. Nash	45	Executive Vice President, Regional Banking of Corporation (August 2007 to present); Vice Chair of Regional Banking of Citizens Bank (August 2007 to present); Executive Vice President and Head of Consumer Banking of Corporation (July 2006 to August 2007); Director of Branch Banking of SunTrust Corporation (September 2003 to June 2006); Director of Florida Retail Banking of SunTrust Corporation (May 2001 to September 2003).	2006

Louise O’Connell	48	Senior Vice President and General Auditor of Corporation (November 2007 to present); Senior Vice President and Michigan Region Audit Director, LaSalle Bank (October 2003 to November 2007); Audit Supervisor/Manager, LaSalle Bank (September 1995 to October 2003).	2007

Randall J. Peterson	62	Executive Vice President and Regional Chairman of Corporation — Wisconsin and Iowa (April 2003 to present); Regional President – Wisconsin, Iowa and the upper peninsula of Michigan and Chief Commercial Banker – Wisconsin and Iowa of Citizens Bank (August 2007 to present); Consultant to Halron Lubricants, a distributor of motor oils (February 2002 to April 2003).	2003

Jeffrey A. Powell	50	Senior Vice President, Controller and Chief Accounting Officer of Corporation and of Citizens Bank (May 2005 to present); Vice President and Director of Finance of Corporation (February 2003 to May 2005).	2005

			Year Became
			Executive Officer of the
Name	Age	Five-Year Business Experience	Corporation
Peter W. Ronan	63	Executive Vice President for Wealth Management of Corporation and President of Citizens Bank Wealth Management, N.A. (October 2007 to present); Senior Vice President and Group Business Manager of Personal Trust, Comerica Bank (April 2004 to July 2007); Senior Vice President, Professional Trust Services, Comerica Bank (February 1996 to April 2004).	2007

Clinton A. Sampson	62	Executive Vice President and Regional Chairman of Corporation — Michigan (November 2003 to present); Vice Chair of Commercial Banking of Citizens Bank (August 2007 to present); President, Northeast Ohio Region of Bank One Corporation (December 2002 to October 2003).	2003

John D. Schwab	63	Executive Vice President and Chief Credit Officer of Corporation (November 2002 to present); Vice Chair of Credit of Citizens Bank (August 2007 to present); Executive Vice President and Chief Credit Officer of Citizens Bank (November 2002 to August 2007).	2002

EXECUTIVE COMPENSATION
Compensation And Human Resources Committee Report
     In accordance with its written charter adopted by the board of directors, the compensation and human resources committee of the board of directors (the “Compensation Committee”) determines and implements compensation and benefit systems for executive officers and other employees of the Corporation.
     The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement (the “CD&A”) for the year ended December 31, 2007.
     Based on such review and discussion, the Compensation Committee recommended to the board of directors of the Corporation that the CD&A be included in this proxy statement and incorporated by reference in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007.
By the Compensation Committee of the Board of Directors:
Benjamin W. Laird, Chairman
Lizabeth A. Ardisana
Dennis J. Ibold
Stephen J. Lazaroff
Dr. Jeoffrey K. Stross

Compensation Discussion And Analysis
Overview of Compensation Philosophy and Program
     Our compensation philosophy is to offer competitive total compensation and reward financial performance results that drive shareholder value. Through our executive compensation program, we strive to:
•	align the financial interests of our executive officers with the long-term interests of our shareholders;

•	attract and retain high performing executive officers to increase our profitability; and

•	motivate our executive officers to achieve our strategic goals.
     Our executive compensation program has four basic elements:
•	base salary;

•	annual incentive awards;

•	long-term equity-based awards; and

•	employee and retirement benefits.
     Decisions about compensation of our executive officers are made by the Compensation Committee, all of the members of which are independent of management. To help with its decision making each year, the Compensation Committee hires its own independent compensation consultants to advise it. Watson Wyatt Worldwide provided independent advice on executive compensation matters to the Compensation Committee in 2007. In addition, the Compensation Committee received independent advice from Clark Consulting on special projects, such as executive compensation program review and evaluation, as well as director compensation program review and evaluation. These consultants were retained by and reported directly to the Compensation Committee.
     Each year, the Compensation Committee reviews competitive market data for comparable executive positions compiled by its consultants. These data generally compare total compensation and plan design for nationwide banking and financial services organizations and are adjusted to reflect our asset size in comparison to these organizations. In addition, the Compensation Committee also reviews market data for specific peer banks on a periodic basis in order to better understand actual market practices and trends. The peer group is selected by the Compensation Committee, with assistance from its consultants, based on an objective analysis of factors reflecting comparability, such as asset size, mix of business, and whether the bank has a controlling shareholder or shareholder group. We review the peer group each year and make adjustments when necessary to take into account changes in circumstances during the prior year. During 2007, the banks in the peer group included:
•	Associated Banc-Corp

•	Colonial BancGroup, Inc.

•	City National Corporation

•	Cullen/Frost Bankers, Inc.

•	FirstMerit Corporation

•	First Midwest Bancorp, Inc.

•	Mercantile Bankshares Corporation

•	TCF Financial Corporation

•	The South Financial Group, and

•	Valley National Bancorp.

     We intend for our total executive compensation to be at or around the 50th percentile of the competitive national market for banks of comparable size. During 2007, we believe our total executive compensation for our Named Executive Officers (as defined below), as a group and who remained employed by us at year-end, was at approximately the 50th percentile. Actual realized compensation will depend on actual performance.
     We believe that a significant portion of executive compensation should be in the form of annual incentive awards and long-term equity awards, or at-risk pay. We believe this pay mix emphasizes a long-term perspective that is directly tied to shareholder value. The at-risk pay portion of compensation recognizes the influence our executive officers have on our overall financial performance. For instance, long-term equity awards that increase or decrease in value as our stock price grows or declines directly align the financial interests of our executives with the interests of our shareholders. In addition, the financial goals used to determine annual cash incentive compensation under our Management Incentive Plan are based on the key measures that drive our financial performance and, ultimately, our stock price. The 2007 mix of total compensation for Named Executive Officers, excluding perquisites, termination, and employee and retirement benefits, is described in the table below.

		At Risk
		Annual
Named		Incentive	Long-Term
Executive Officers	Base Salary	Target	Equity-Based	Total

William R. Hartman	32%	25%	43%	100%
Charles D. Christy	45%	25%	30%	100%
Cathleen H. Nash	47%	28%	25%	100%
John D. Schwab	44%	23%	33%	100%
Clinton A. Sampson	44%	23%	33%	100%
Dana M. Cluckey*	100%	0%	0%	100%
Thomas F. Menacher*	100%	0%	0%	100%

*	Messrs. Cluckey and Menacher left the Corporation in May of 2007.
     The Base Salary percentage included in the table above was calculated using the amounts disclosed in the Summary Compensation Table. The Annual Incentive Target and Long-Term Equity-Based percentages were calculated using amounts disclosed in the Grants of Plan-Based Awards table. The elements of our executive compensation program are described in more detail below.
     References in this discussion to the Named Executive Officers are to the individuals listed in the Summary Compensation Table and the table above. References to our Current Named Executive Officers are to Messrs. Hartman, Christy, Schwab and Sampson and Ms. Nash, each of whom continue to serve as an executive officer of the Corporation. Messrs. Cluckey and Menacher left our employ during 2007 and did not receive an annual incentive award or equity award during the year.

Base Salary
     We believe that if we want to attract and retain high performing executive officers, the base salaries we pay must be competitive, and must reflect individual performance. As a result, we use the market data on salaries discussed previously, along with the results of annual performance evaluations to determine salary levels. Each year, Mr. Hartman reviews the performance of the executive officers other than himself and assigns a performance rating to each person based on the individual’s line of business financial performance, unique contributions to us and our need for the individual’s expertise. Additionally, executives are evaluated on certain core competencies, used to evaluate all of our staff members, such as delivering high quality client service, listening and communication abilities, and participating as a team player. Mr. Hartman reviews his performance ratings and salary recommendations for the executive officers with the Compensation Committee. Following a discussion of Mr. Hartman’s recommendations and a review of the competitive market data, the Compensation Committee either approves the recommendations or revises executive salaries upward or downward as appropriate in its judgment.
     Mr. Hartman’s performance is evaluated each year by the board of directors as a whole, based on the same core competencies described above and our financial performance. The Compensation Committee then reviews the performance evaluation and the competitive market data and determines the appropriate salary level for Mr. Hartman for the year.
     As a result of the process described above, in April 2007, Mr. Hartman received an increase of 5.4% and the other Current Named Executive Officers received an average salary increase of 9.6%. The market data reviewed by the Compensation Committee indicated that salaries for these executives were slightly below the 50th percentile. As a result, the Compensation Committee determined that the increases were appropriate to keep the salaries for our Current Named Executive Officers competitive. A portion of the increases was intended to reward these individuals for their performance in 2006. The salaries paid in 2006 and 2007 to the Named Executive Officers are reflected in the Summary Compensation Table.
Management Incentive Plan
     We make annual cash incentive awards to our executives under our Management Incentive Plan, or MIP. This plan is designed to focus management on achieving annual financial goals that are intended to drive shareholder value and also rewards management for corporate and individual performance.
Target Award Opportunities
     The target annual incentive opportunities under the MIP are established based on competitive market practices and are intended to be at or about the 50th percentile compared to the competitive national market. The target dollar amount of the annual bonus is a function of the executive’s base salary multiplied by the executive’s “participation rate” (expressed as a percentage of salary) determined by the Compensation Committee with the assistance of its consultants. For 2007, Mr. Hartman’s participation rate was 75% of base salary, and for the other Current Named Executive Officers it ranged between 50% and 60%. The target bonus amounts for our Named Executive Officers for 2007 were at or slightly below the 50th percentile.
     Target bonus amounts for our executive officers are nominally weighted 70% for corporate performance and 30% for individual performance. This weighting is designed to focus management’s attention on achieving certain financial goals designed to drive shareholder value, while also providing a lesser reward for individual performance. Although the calculation of the MIP bonus is largely formulaic, the Compensation Committee may adjust bonus amounts upward or downward in appropriate circumstances.

Corporate Performance Measures
     In 2007, our board set the following three strategic goals designed to enhance shareholder value:
•	generate profitable revenue growth;

•	improve credit quality; and

•	manage costs prudently.
     In response to the board’s action, the Compensation Committee, based on the recommendations of its compensation consultants and management, reduced the number of MIP performance measures we used from nine in 2006 to four in 2007 to directly align with these strategic goals.
Board Strategic Goal	MIP Performance Measure
•	Profitable revenue growth	•	Revenue goal
		•	Net income goal
•	Improve credit quality	•	Non-performing assets reduction goal
•	Prudently manage costs	•	Merger cost savings goal
     Aligning the MIP goals in this way created a direct financial incentive for our executives to strive to achieve the board’s strategic goals for 2007 and drive shareholder value. The Compensation Committee, based on the recommendations of its compensation consultants and management, assigned each corporate performance measure a relative weight. The weightings generally reflected a balanced approach but emphasized revenue and net income growth because the Compensation Committee believed these were the factors most likely to drive shareholder value. The financial measures and weights for 2007 are the same for all Current Named Executive Officers and are in the table below.
     2007 Corporate Results
     The 2007 MIP payout threshold for the Revenue, Net Income, and Merger Cost Savings performance measures began at achievement of 85% of the respective goals. The payout threshold for the Non-Performing Assets measure was 110% of goal because our intention is to be below the target amount. At the threshold levels, we would payout 50% of the target bonus amounts. While we had extraordinary performance with regard to the merger cost savings measure, the Compensation Committee decided during 2007 to cap this measure at 150% of the target amount to have a more balanced payout in light of our overall financial results for 2007. There was no cap on the potential payout for the other corporate performance measures.

          The table below shows the financial measures and results used to assess our corporate performance. The financial formula resulted in a MIP payout of 48.5% for the corporate performance portion of the MIP award.

			2007
		2007 Goal	Performance
Financial Measures	Weight	(in Millions)	(in Millions)

Revenue	35%	$520.00	$504.80
Net Income*	30%	$151.70	$113.30
Non Performing Assets	20%	$136.40	$251.50
Merger Cost Savings**	15%	$21.70	$24.60

*	Net Income is determined after taxes and prior to the net impact of the restructuring and merger related expenses.

**	Merger cost savings were determined by analyzing processes and removing duplicative functions following the Republic merger. The reduction in expenses relating to these duplications were targeted and tracked throughout the year. Periodic results were disclosed in our quarterly earnings releases.
All of the corporate performance-based portions of the awards for our Current Named Executive Officers were determined using the above-described process, without any additional discretionary adjustment by the Compensation Committee.
Individual Performance Measures
          Each Current Named Executive Officer was also evaluated based on his or her performance against individual objectives, which accounted for 30% of the executive officer’s target incentive. The individual performance portion of each bonus is determined based on an evaluation of performance against quantitative and qualitative goals for the executive’s area of responsibility and an objective analysis of each executive’s performance. It is possible for the payout of the individual performance portion of the bonus to exceed the established maximum by up to 50% if circumstances indicate extraordinary performance. Mr. Hartman reviews the individual performance portion for each of the other Current Named Executive Officers and provides a corresponding numerical rating. Mr. Hartman reviews his ratings with the Compensation Committee and provides recommendations with regard to the individual performance portion payout under the MIP. The Compensation Committee then either approves the recommendations or revises the individual performance payout as it believes appropriate in its judgment.
          Mr. Hartman’s performance is evaluated each year by the board of directors as a whole, against various corporate financial goals set by the board. The Compensation Committee reviews the board’s evaluation and competitive market data and makes a determination with regard to Mr. Hartman’s individual performance payout under the MIP.

          2007 Individual Performance
          In 2007, using the process described above, the Current Named Executive Officers received an average of 65.5% of target for the individual performance portion of the MIP award.
Final MIP Awards
          The final 2007 MIP awards, considering both corporate and individual performance, ranged from 0% of target for Mr. Hartman to an average of 53.7% of target for the other Current Named Executive Officers. Under the MIP formula, Mr. Hartman would have been eligible for an award of $374,310. However, Mr. Hartman voluntarily forfeited his MIP award in light of the challenges facing us and our industry in order to better align his interests with those of our shareholders.
Long-Term Equity-Based Compensation
          We believe equity awards further align our executive’s financial interests with our shareholders’ interests by linking a significant portion of executive compensation directly to stock price growth or decline. As a result, we typically make annual equity-based grants to some or all of our executive officers under our Stock Plan. We now make equity grants in the form of restricted stock, in part, because of adverse changes in the accounting treatment of stock options. Restricted stock also increases employee ownership, directly aligns our executives’ interests with the interests of our shareholders and allows us to remain competitive with our peers.
          Restricted Stock
          In 2007, the annual equity award for executive officers was entirely in the form of restricted stock grants, which vest in three equal annual installments beginning one year after grant, assuming the executive continues to be employed by us, and immediately upon a change in control. Restricted stock entitles the holder to dividends and voting rights following the grant date to the same extent as other shareholders but restricted shares may not be sold or transferred in any way prior to vesting. These vesting terms provide a strong retention tool and encourage our executive officers to work towards improving the performance of our stock. In the event of a possible change in control, the Compensation Committee believes that the immediate vesting of all restricted shares keeps our executives focused on acting in our best interests without being unduly concerned for their financial well being.
          Long-Term Award Amounts
          The Compensation Committee, with the assistance of its compensation consultants, establishes guidelines for annual equity grants that reflect competitive practices. The same market definition and peer group previously described is used for long-term award planning. The guidelines establish a range of economic value of annual equity compensation for each executive officer position, the midpoint of which approximates the 50th percentile of the peer group. From within the range, the Compensation Committee chooses grant values based on (i) the executive’s individual performance as assessed by Mr. Hartman or, with respect to Mr. Hartman, the board of directors, and (ii) our financial performance during the prior year, which are then converted to a number of shares based on the fair market value of the common stock at the time of the grant. In 2007, the fair market value of the restricted stock award to our Current Named Executive Officers under the Stock Plan ranged from approximately $198,000 to approximately $1,008,000 for Mr. Hartman. The long-term equity award values chosen for our Current Named Executive Officers for 2007 were at or slightly below the 50th percentile. The Grants of Plan-Based Awards table contains the long-term equity-based awards for each of the Named Executive Officers in 2007.

          Grant Timing
          The Compensation Committee generally intends to make its annual equity grants in late May of each year.
Retirement Benefits
          Pension Benefits
          We maintain the Citizens Banking Corporation Cash Balance Pension Plan for Employees, or the Qualified Plan, which provides funded, tax-qualified benefits up to the limits on compensation permitted under the Internal Revenue Code. The Qualified Plan is a cash balance pension plan that was frozen effective December 31, 2006. The accrual of future benefits under the Qualified Plan other than the accrual of interest, has ceased, so that pay and service after December 31, 2006 will not increase benefits payable under this plan, although post-2006 service will count towards vesting requirements for benefits already accrued.
          Beginning January 1, 2007, the Qualified Plan was replaced with an annual contribution of 2.5% of eligible compensation to the 401(k) plan on behalf of each eligible employee, regardless of participation in the 401(k) plan.
          Benefits payable under the Qualified Plan are paid in the form of a lump sum or an equivalent annuity immediately following termination and the attainment of age 55 with 5 years of service or prior to age 55 with at least 10 years of service. All of our Current Named Executive Officers earned an interest credit benefit under the Qualified Plan in 2007. As of the end of 2007, Mr. Hartman, Mr. Christy and Mr. Schwab have earned a vested interest in the Qualified Plan (completed at least 5 years of credited service). Mr. Sampson and Ms. Nash will become vested in their benefit accrued through December 31, 2006 when they have completed the requisite years of service. The present value of accumulated benefits under the Qualified Plan for each Named Executive Officer is disclosed in the Pension Benefits table and the change in those benefits during 2007 is disclosed in the Summary Compensation Table.
          Supplemental Executive Retirement Plan
          We also have a Supplemental Retirement Benefits Plan, or SERP, which provides unfunded, non-qualified benefits for Mr. Hartman that are partially offset by benefits under the Qualified Plan and Social Security. We offered SERP benefits to Mr. Hartman as part of the compensation package when he was hired in 2002. Based on advice from our independent compensation consultant, we determined at the time Mr. Hartman was hired that SERP benefits were customary for chief executive officer positions and were necessary to attract top talent. We have also provided SERP benefits to previous chief executive officers.
          If Mr. Hartman terminates employment after he reaches age 62-1/2, the SERP entitles Mr. Hartman for the rest of his life to an annual annuity equal to (i) 60% of his annual average base salary and bonus for the 36 highest consecutive months of earnings out of the last 60 months prior to retirement, minus (ii) the sum of the annuity provided under the Qualified Plan and his Social Security benefits. Mr. Hartman has elected to have his SERP benefit be paid as a lump sum equivalent of the monthly annuity payable for life.

          If Mr. Hartman terminates employment before age 62-1/2, the benefit can commence no earlier than age 61. In this case, the benefit described above would be reduced by 0.33% for each complete month that the benefit commences prior to age 62-1/2. The SERP is unfunded and maintained as a book reserve account, which means that it is treated as one of our unsecured liabilities and is subject to our financial ability to make payments when they are due. The present value of Mr. Hartman’s accumulated SERP benefits is set forth in the Pension Benefits table and the change in those benefits during 2007 is disclosed in the Summary Compensation Table.
Other Executive Perquisites and Benefits
          All of our Named Executive Officers participated in our 401(k) plan in 2007 and received matching funds on the same basis as other participants. We match 4% of eligible compensation per year which for 2007 was $225,000. Matching funds paid on behalf of the Named Executive Officers are disclosed in the Summary Compensation Table.
          We reimbursed each of the Current Named Executive Officers for initiation fees and annual dues, as applicable, for membership in country clubs in 2007. We believe country club memberships enable our executives to entertain clients and develop business contacts within the communities in which we operate. Club fees and dues we paid for the Current Named Executive Officers are disclosed in the Summary Compensation Table. The amount shown for Mr. Hartman’s 2007 club fees and dues includes a one-time initiation fee and stock purchase of $67,500. We determined that the additional club fee would further enable Mr. Hartman to develop business contacts within Southeast Michigan.
Employment Termination Severance Benefits
          We provide our Named Executive Officers with severance benefits upon termination of employment following a change in control of the Corporation. These benefits are described in detail under Other Potential Post-Employment Payments. In addition, we entered into severance agreements with Messrs. Cluckey and Menacher at the time their employment was terminated that are also described in detail under Other Potential Post-Employment Payments. These agreements reduced the overall cost to us that would have been incurred pursuant to their employment agreements as a result of their terminations. We may negotiate severance benefits with other individual executives upon termination in appropriate circumstances.
Employment Agreements
          We have an employment agreement with our chairman, chief executive officer and president, Mr. Hartman. We also had an employment agreement with Mr. Cluckey, our former chief operating officer, and an arrangement with Mr. Menacher, our former director of merger integrations, both of whom left us in May 2007. These agreements are described under Other Potential Post-Employment Payments.
Section 162(m) Compliance
          Section 162(m) of the Internal Revenue Code restricts our ability to deduct executive compensation paid to each of our Named Executive Officers in excess of $1,000,000 in annual compensation. Certain performance-based compensation is exempt from this limitation if it complies with various conditions described in Section 162(m). Also, the Stock Plan and its predecessor plans contain provisions intended to cause compensation realized in connection with the exercise of options granted under the Stock Plan and its predecessor plans to be exempt from the Section 162(m) restriction.

          Other components of our compensation program may result in payments from time to time that are subject to the restriction on deductibility, but we do not believe the effect of the restriction on us is currently material or that further action to qualify compensation for deductibility is necessary at this time. It may be appropriate to exceed the limitation on deductibility to ensure that executive officers are compensated in a manner that is consistent with our best interests, the best interests of our shareholders and our executive compensation philosophy and objectives.
Stock Ownership Guidelines
          Since September 2002, we have maintained common stock ownership guidelines for our executive officers. We believe that it is important for executive officers to own our common stock to ensure that their financial interests are directly aligned with those of our shareholders. The stock ownership guidelines require that 40,000 shares of common stock be owned by the chief executive officer and that 4,000 shares of common stock be owned by all other executive officers. These guidelines generally afford such executive officers a period of five years to attain such common stock ownership levels. All Current Named Executive Officers are in full compliance with the stock ownership guidelines. The table below shows the stock ownership of our Current Named Executive Officers as of February 29, 2008.

	Shares	401(k)	Restricted		Ownership
	Owned	Shares	Shares	Total	Guideline
William R. Hartman	97,505	-0-	82,623	180,128	40,000
Charles D. Christy	19,447	6,273	18,194	43,914	4,000
Cathleen H. Nash	-0-	-0-	22,631	22,631	4,000
John D. Schwab	30,259	5,451	16,684	52,394	4,000
Clinton A. Sampson	3,455	4,904	15,518	23,876	4,000
Compensation Recoupment Policy
          Our general pay-for-performance philosophy also means that we will not reward executive officers for performance if we discover that the applicable performance was due to the officer’s fraud or other misconduct. To implement this principle, our board of directors has adopted an Unearned Compensation Recoupment Policy to allow us in certain circumstances to recover bonus and incentive compensation paid to an executive officer. Under this policy, if the board subsequently determines that, as a result of the executive’s misconduct, we are required to materially restate all or a significant portion of our financial statements for the period for which the compensation was paid, we have the right to require that the executive officer reimburse us for the amount of any related bonus or incentive compensation received or cancel any related unvested restricted or deferred equity awards granted on the basis of having met or exceeded performance goals. In deciding whether to pursue the remedies provided in the policy, the board may consider all relevant facts, including whether the misconduct by the executive officer that caused or partially caused the need for the restatement was negligent, intentional, or gross misconduct. In addition to the remedies provided in the Recoupment Policy, we may dismiss or pursue other legal remedies against the executive officer.

Summary Compensation Table
          The following table provides compensation information for the years ended December 31, 2007 and 2006 for our Chief Executive Officer, Chief Financial Officer, the three other most highly paid executive officers who were serving the Corporation at December 31, 2007 and two former executive officers whose employment terminated during 2007. We refer to these individuals in this proxy statement as our Named Executive Officers. The material terms of plans and agreements pursuant to which certain items set forth below were paid are discussed elsewhere in the Executive Compensation – Compensation Discussion and Analysis section of this proxy statement.

						Change in
						Pension Value
						and
						Nonqualified
						Deferred
				Stock	Non-Equity	Compensation	All Other
				Awards	Incentive Plan	Earnings	Compensation
Name and Principal		Salary	Bonus	($)	Compensation	($)	($)	Total
Position	Year	($)	($)	(1)	($)	(2)	(3)	($)
William R. Hartman	2007	767,678	-0-	573,134	-0- (4)	880,955	89,665	2,311,472
Chairman, President and	2006	721,507	-0-	538,195	299,175	1,438,449	43,036	3,040,362
Chief Executive Officer

Charles D. Christy	2007	341,078	-0-	121,743	116,247	1,681	20,945	601,694
Executive Vice President &	2006	314,541	-0-	115,863	130,474	10,021	47,893	618,792
Chief Financial Officer

Cathleen H. Nash	2007	436,769	-0-	137,594	146,192	380	23,270	744,205
Executive Vice President,	2006	216,692	455,000 (6)	42,129	-0- (7)	8,108	138,536	860,465
Regional Banking(5)

John D. Schwab	2007	282,130	-0-	111,678	84,209	1,681	19,920	499,618
Executive Vice President &	2006	250,105	-0-	103,911	102,907	10,021	30,891	497,835
Chief Credit Officer

Clinton A. Sampson	2007	263,230	-0-	103,718	71,179	1,248	20,960	460,335
Executive Vice President &	2006	244,922	-0-	89,511	91,230	9,604	25,363	460,630
Regional Chairman

Dana M. Cluckey(8)	2007	292,488	-0-	-0-	-0-	-0-	5,129,861	5,422,349
Former President and Chief Operating Officer

Thomas F. Menacher(9)	2007	108,916	-0-	-0-	-0-	-0-	2,822,227	2,931,143
Former Director of Merger Integrations

(1)	Stock awards consist of restricted shares of common stock. The amounts shown represent the expense recognized by the Corporation for restricted stock awards held by Named Executive Officers as determined under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), excluding any forfeiture adjustments, and do not reflect the cost of restricted stock awards made during the year in their entirety. For a discussion of the valuation assumptions, see Note 1 to the Corporation’s 2007 Consolidated Financial Statements included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007. The SFAS 123R value reflects the Corporation’s costs of equity awards over the period in which the Named Executive Officer is required to provide service in exchange for the award. See the “Grants of Plan-Based Awards” table for the grant date fair value of each 2007 restricted stock award in its entirety.

(2)	The amounts shown for all Named Executive Officers except for Mr. Cluckey and Mr. Menacher, reflect changes in pension values. Of the $1,438,449 increase in pension benefit value shown for Mr. Hartman in 2006, approximately $600,000 is related to the normal accrual of benefits. The remainder of the increase is primarily related to an amendment to the SERP Agreement providing for an unreduced retirement benefit at age 62-1/2. Of the $880,955 increase in pension benefit value shown for Mr. Hartman in 2007, approximately $800,000 is related to a change in the SERP agreement to provide a lump sum payment to Mr. Hartman at retirement. The remainder of the increase is related to the normal accrual of benefits taking into consideration an additional year of employment and changes in compensation.

(3)	The following table shows the components of this column for 2007.

		Country
	401(k) Plan	Club			Total “All
	Matching	Dues and	Retirement	Termination	Other
Named	Contribution	Fees	Contribution	Payments	Compensation”
Executive Officers	($)	($)	($)	($)	($)
William R. Hartman	9,000	74,915	5,750	-0-	89,665
Charles D. Christy	9,000	6,195	5,750	-0-	20,945
Cathleen H. Nash	9,000	8,520	5,750	-0-	23,270
John D. Schwab	9,000	5,170	5,750	-0-	19,920
Clinton A. Sampson	9,000	6,210	5,750	-0-	20,960
Dana M. Cluckey	5,871	-0-	5,750	5,118,240	5,129,861
Thomas F. Menacher	5,941	-0-	5,035	2,812,192	2,823,168

(4)	Mr. Hartman voluntarily forfeited his management incentive plan award for 2007.

(5)	Ms. Nash was hired by the Corporation as an executive vice president and head of consumer banking in July 2006.

(6)	This amount consists of (a) $200,000 as a signing bonus paid to Ms. Nash in connection with her becoming an employee of the Corporation; and (b) $255,000 as her 2006 guaranteed bonus amount.

(7)	Ms. Nash did not receive an award under our management incentive plan for 2006, but rather she received a guaranteed bonus in connection with her becoming an employee, in the amount of $255,000, which is disclosed in the bonus column and footnote 6 to this table. In part, Ms. Nash’s bonus was a fixed amount in recognition of the fact that she would forfeit benefits as a result of leaving her former employer.

(8)	Mr. Cluckey became an executive officer of the Corporation upon completion of the Republic merger on December 29, 2006 and terminated employment effective May 31, 2007.

(9)	Mr. Menacher became an executive officer of the Corporation upon completion of the Republic merger on December 29, 2006 and terminated employment effective May 31, 2007.

Grants of Plan-Based Awards
          The following table shows all plan-based awards granted to our Named Executive Officers during 2007. Certain terms of our Stock Plan pursuant to which the grants identified in the table were made are described in the Executive Compensation – Compensation Discussion and Analysis – Long-Term Equity-Based Compensation section of this proxy statement. There were no options granted in 2007 to any of the Named Executive Officers.

						Grant Date
					All Other Stock	Fair Value of
					Awards: Number	Stock and
		Estimated Future Payouts Under			of Shares of	Option
		Non-Equity Incentive Plan Awards			Stock or Units	Awards:
	Grant	Threshold	Target	Maximum	(#)	($)
Name	Date	($)	($)	($)	(1)	(2)
William R. Hartman	5/23/2007				54,251	1,008,792
		204,750	585,000	N/A
Charles D. Christy	5/23/2007				12,520	232,808
		67,375	192,500	N/A
Cathleen H. Nash	5/23/2007				12,520	232,808
		92,820	265,200	N/A
John D. Schwab	5/23/2007				11,476	213,395
		51,625	147,500	N/A
Clinton A. Sampson	5/23/2007				10,694	198,854
		47,250	135,000	N/A
Dana M. Cluckey	N/A				-0-	-0-
		N/A	N/A	N/A
Thomas F. Menacher	N/A				-0-	-0-
		N/A	N/A	N/A

(1)	Generally, the restrictions associated with the restricted stock grants lapse in three equal annual installments beginning on the first anniversary after the grant date. Any restricted shares in existence at the time a Named Executive Officer terminates employment for reasons other than death, disability, or change in control with the Corporation will be cancelled.

(2)	Represents the full grant date fair value of the 2007 restricted stock award, determined pursuant to SFAS 123R.

Outstanding Equity Awards at Year-End
          The following table shows all outstanding equity awards held by our Named Executive Officers as of December 31, 2007.

	Options Awards				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or	Market Value of
	Underlying	Underlying			Units of Stock	Shares or Units
	Unexercised	Unexercised			That Have	of Stock That
	Options	Options	Option	Option	Not Vested	Have Not Vested
	(#)	(#)	Exercise Price	Expiration	(#)	($)
Name	Exercisable	Unexercisable	($)	Date	(1)	(2)
William R. Hartman					82,623	1,198,860
	43,935	-0-	$29.02	5/31/2015
	77,500	-0-	$29.06	5/12/2014
	225,000	-0-	$26.01	5/29/2013
	225,000	-0-	$31.99	2/25/2012

Charles D. Christy					18,194	263,995
	9,398	-0-	$29.02	5/31/2015
	16,200	-0-	$29.06	5/12/2014
	25,000	-0-	$26.01	5/29/2013
	85,000	-0-	$25.81	9/03/2012

Cathleen H. Nash					22,631	328,378
	-0-	-0-	-0-	-0-

John D. Schwab					16,684	242,085
	8,811	-0-	$29.02	5/13/2015
	14,400	-0-	$29.06	5/12/2014
	22,000	-0-	$26.01	5/29/2013
	65,000	-0-	$25.11	11/12/2012

Clinton A. Sampson					15,518	225,166
	7,342	-0-	$29.02	5/13/2015
	14,400	-0-	$29.06	5/12/2014
	50,000	-0-	$30.23	11/17/2013

Dana M. Cluckey					-0-	-0-
	60,274	-0-	$15.82	2/21/2012
	13,191	-0-	$15.16	2/27/2011
	62,156	-0-	$15.23	2/15/2011
	6,653	-0-	$11.24	2/03/2010
	30,145	-0-	$12.20	1/19/2010
	8,021	-0-	$12.34	2/03/2009
	8,171	-0-	$12.22	1/20/2009
	25,065	-0-	$15.36	5/18/2008

Thomas F. Menacher					-0-	-0-
	15,066	-0-	$15.82	2/21/2012
	3,297	-0-	$15.16	2/27/2011
	12,431	-0-	$15.23	2/15/2011
	11,394	-0-	$12.20	1/19/2010
	501	-0-	$12.47	5/16/2009
	6,008	-0-	$12.34	2/03/2009
	501	-0-	$13.59	10/14/2008
	3,254	-0-	$15.36	5/18/2008

(1)	Assuming continued employment with the Corporation, the restrictions associated with the restricted stock grants made to the Named Executive Officers, other than 10,111 of the shares granted to Ms. Nash, will lapse at the rate of one-third each year beginning on the first anniversary of the grant date. The restrictions associated with the 10,111 restricted shares granted to Ms. Nash in connection with her becoming an employee will lapse on July 3, 2009, which is the third anniversary of the grant date assuming she is employed by the Corporation on that date. The restricted shares reflected in this column become vested and transferable as follows:

	5/23/08	6/28/08	5/23/09	6/28/09	7/3/09	5/23/10	Total
William R. Hartman	18,084	14,186	18,084	14,186	-0-	18,083	82,623
Charles D. Christy	4,174	2,837	4,173	2,837	-0-	4,173	18,194
Cathleen H. Nash	4,174	-0-	4,173	-0-	10,111	4,173	22,631
John D. Schwab	3,826	2,604	3,825	2,604	-0-	3,825	16,684
Clinton A. Sampson	3,565	2,412	3,565	2,412	-0-	3,564	15,518
Dana M. Cluckey	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Thomas F. Menacher	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Holders of restricted shares have voting and dividend rights with respect to these shares upon grant to the same extent as holders of other outstanding shares of common stock.

(2)	Market Value is based on the closing price of our common stock of $14.51 on December 31, 2007, as reported on the NASDAQ Global Select MarketSM.

Options Exercised and Stock Vested
          The following table shows all stock awards vested and the value realized upon vesting, by Named Executive Officers during the year ended December 31, 2007. During 2007, Thomas F. Menacher was the only Named Executive Officer who exercised options.

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized	Number of Shares	Value Realized
	Exercise	on Exercise(1)	Acquired on Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)
William R. Hartman	-0-	-0-	14,186	257,476
Charles D. Christy	-0-	-0-	2,838	51,510
Cathleen H. Nash	-0-	-0-	-0-	-0-
John D. Schwab	-0-	-0-	2,605	47,281
Clinton A. Sampson	-0-	-0-	2,413	43,796
Dana M. Cluckey	-0-	-0-	-0-	-0-
Thomas F. Menacher	59,975	246,415	-0-	-0-

(1)	The value realized equals the difference between the market value of the underlying security on the date exercised as reported on the NASDAQ Global Select MarketSM, and the exercise price of the option.

(2)	The value realized equals the market value of our common stock on the date that the transfer restrictions lapsed as reported on the NASDAQ Global Select MarketSM, multiplied by the number of shares for which the transfer restrictions lapsed.

Non-Qualified Deferred Compensation
          We offer executive officers and selected key employees the right to participate in a non-qualified deferred compensation plan. Under the provisions of the plan, the participants may elect to defer up to 25% of their annual base salary and up to 100% of any cash incentive compensation. The plan does not allow for any employer contributions. The investment options available under the non-qualified deferred compensation plan are the same as those available under the Corporation’s 401(k) plan. As a general rule, amounts deferred and investment returns are required to be distributed no earlier than upon the participant’s termination of employment and shall be made in a single lump sum payment or, if the participant has made an irrevocable election at the time of enrollment, in equal annual installments over the period specified by the participant, not to exceed ten years. The following table shows certain information for Named Executive Officers under the Corporation’s non-qualified deferred compensation plan. Ms. Nash is the only Named Executive Officer currently participating in the Corporation’s non-qualified deferred compensation plan.

Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions in	Contribution in	Earnings in	Withdrawals/	Last Fiscal Year
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	End
Name	($)	($)	($)	($)	($)
William R. Hartman	-0-	-0-	-0-	-0-	-0-
Charles D. Christy	-0-	-0-	-0-	-0-	-0-
Cathleen H. Nash	52,000	-0-	1,453 (1)	-0-	67,569 (2)
John D. Schwab	-0-	-0-	-0-	-0-	-0-
Clinton A. Sampson	-0-	-0-	-0-	-0-	-0-
Dana M. Cluckey	-0-	-0-	-0-	-0-	-0-
Thomas F. Menacher	-0-	-0-	-0-	-0-	-0-

(1)	The earnings on Ms. Nash’s deferred compensation are not included in the “Summary Compensation Table.”

(2)	Ms. Nash’s contributions of $52,000 in 2007 and $14,000 in 2006 are also included in her base salary as set forth in the “Summary Compensation Table.”

Pension Benefits
          The table shows each Named Executive Officer’s number of years of service, present value of accumulated benefit and payments during the year ended December 31, 2007 under each of the plans, which are described in the Executive Compensation – Compensation Discussion and Analysis – Retirement Benefits section of this proxy statement. During 2007, none of the Named Executive Officers received payments under any of the plans.

		Number of
		Years Credited	Present Value of
		Service	Accumulated Benefit
Name	Plan Name	(#)	($)(1)
William R. Hartman(2)	Citizens Banking Corporation Cash Balance Pension Plan For Employees	6	47,675

	SERP		6,498,770

Charles D. Christy	Citizens Banking Corporation Cash Balance Pension Plan For Employees	5	37,524

Cathleen H. Nash	Citizens Banking Corporation Cash Balance Pension Plan For Employees	2	8,488

John D. Schwab(2)	Citizens Banking Corporation Cash Balance Pension Plan For Employees	5	37,524

Clinton A. Sampson	Citizens Banking Corporation Cash Balance Pension Plan For Employees	4	27,853

Dana M. Cluckey	—	-0-	-0-

Thomas F. Menacher	—	-0-	-0-

(1)	The Present Value of Accumulated Benefit is the lump sum value as of December 31, 2007 of the annual pension benefit payable for the Named Executive officer’s life that was earned as of December 31, 2007. These lump sum values were determined on the following basis:
Cash Balance Pension Plan
•	Measurement date – 12/31/2007

•	The value of the Qualified Plan benefit is equal to the accumulated cash balance as of 12/31/2007
Supplemental Executive Retirement Plan
•	SERP Retirement Assumption – age 62-1/2

•	SERP Discount Rate – 6.0% pre-retirement; 4.73% for lump sum determination in accordance with the SERP agreement

•	SERP Mortality Assumption – None pre-retirement; Mortality under revenue ruling 2001-62 for lump sum determination in accordance with SERP agreement

•	Withdrawal and disability rates — None

(2)	Messrs. Hartman and Schwab are eligible for early retirement benefits under the Citizens Banking Corporation Cash Balance Pension Plan for all employees. Employees with 5 or more years of service and who are at least age 55 may retire early. The amount of the early retirement benefit is equal to the accrued benefit as of the date of early retirement.

     Other Potential Post-Employment Payments
          We have entered into certain plans and agreements that require us to provide compensation to Named Executive Officers in the event of a termination of employment. Post-employment payments are provided for under the employment agreements with Mr. Hartman and Mr. Cluckey, the severance agreements with Mr. Cluckey and Mr. Menacher, the Stock Plan, change in control agreements, and retirement plans. These are described below.
Hartman Employment Agreement
          We have an employment agreement with Mr. Hartman, our Chairman, President and Chief Executive Officer, which we initially entered into in 2002 in connection with his hiring. The material terms of the agreement were negotiated at arm’s length with Mr. Hartman and were deemed to be appropriate incentives to attract Mr. Hartman to join us. Modest enhancements to the agreement were made in 2003 to reflect the additional responsibilities he assumed as chairman of the Corporation. In 2006, in connection with the Republic merger, we further amended the agreement to reflect the changes to his role as a result of the merger. The changes to his agreement ensure that Mr. Hartman would continue as our chief executive officer after the merger to integrate the two companies and to document his willingness to transition out of the chief executive officer role at the end of the fourth year as contemplated by the merger agreement.
          The employment agreement provides that Mr. Hartman will serve as our chief executive officer until December 31, 2010 and as executive chairman of the Corporation from January 1, 2011 to December 31, 2012. Mr. Hartman will also continue as a member of our board of directors and will serve as the chairman of the board beginning December 29, 2007. While serving as chief executive officer, Mr. Hartman will receive an annual base salary of at least $740,000, will have a target annual bonus of no less than 75% of his annual base salary and will receive annual equity incentive awards on terms and conditions no less favorable than those provided to our other senior executives, taking into account competitive practices at comparable institutions. In addition, equity incentive awards granted to Mr. Hartman prior to December 31, 2010 will vest no later than December 31, 2010. While serving as executive chairman, Mr. Hartman’s annual base salary will be no less than 50% of his final annual base salary as chief executive officer. Subject to these limitations, his base salary, annual bonus and annual equity incentive awards will be determined by the Compensation Committee.
          The agreement also entitles Mr. Hartman to employee benefits, fringe benefits and perquisites on a basis no less favorable than those provided to our other senior executives. Upon his retirement, Mr. Hartman and his spouse will be eligible to participate in our group healthcare programs for retirees at their own expense.
          If Mr. Hartman’s employment is terminated by us without “cause” or by him for “good reason”, we will be obligated to pay him a lump sum severance benefit. This severance benefit consists of an amount equal to the sum of any accrued amounts not yet paid (such as earned incentive compensation for the prior year, accrued vacation pay and unreimbursed business expenses), plus a pro-rata target bonus for the year of termination, plus an amount equal to the sum of his base salary and target incentive payment multiplied by three. In addition to this amount, Mr. Hartman will also be entitled to:
•	the full vesting of all outstanding equity-based compensation;

•	the transfer of his club membership to him (but he will assume all monthly charges); and

•	full coverage in all welfare benefits at our cost for Mr. Hartman and his eligible dependents for three years after termination.

          The term “cause” means:
(i)	the continued failure to substantially perform his duties, other than failure resulting from his incapacity due to physical or mental illness, after we make a written demand for substantial performance that identifies the manner in which he has not performed his duties;

(ii)	conviction, guilty plea or plea of nolo contendere by Mr. Hartman for any felony or crime involving moral turpitude resulting in reputational harm to us; or

(iii)	Mr. Hartman willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to us.
          The term “good reason” means the occurrence of any of the following, absent Mr. Hartman’s written consent:
(i)	if we fail to appoint him to the same position;

(ii)	if we assign him any duties inconsistent with his current status;

(iii)	if we fail to perform our obligations under the employment agreement;

(iv)	if we change his reporting relationship; or

(v)	if we fail to re-elect Mr. Hartman to the board of directors other than for cause, death or disability.
          Upon Mr. Hartman’s death or disability, the employment agreement will terminate with no further obligation to Mr. Hartman or his legal representatives, except for accrued obligations.
          If there is a “change in control” (as defined in the change in control agreement between Mr. Hartman and us), the termination benefits Mr. Hartman receives shall be the better of those provided under his employment agreement or his change in control agreement, as described below. The employment agreement also entitles Mr. Hartman to an excise tax gross-up if he is subject to the 20% excise tax on excess parachute payments under Section 280G and Section 4999 of the Internal Revenue Code.
          In order to be eligible for the severance benefits discussed above, Mr. Hartman is prohibited, for two years following termination, from soliciting our employees or competing with us. He is also subject to confidentiality and non-disparagement obligations.
Cluckey Employment Agreement and Severance Agreement
          On April 26, 2007, Mr. Cluckey, who at the time was our president, chief operating officer and a director, resigned for personal reasons from all positions he held, effective May 31, 2007. In connection with his resignation, and in place of payments that might otherwise be due him under his employment agreement, Mr. Cluckey entered into a release and settlement agreement with us. The release and settlement agreement entitled Mr. Cluckey to:
•	a lump sum payment from us on January 2, 2008 of $1.125 million;

•	in lieu of medical, dental and prescription coverage, a lump sum payment of $80,600 on May 31, 2007, which was equal to (i) 36 months of premiums for continuation of existing medical and dental coverage, plus (ii) $36,000 to cover prescription coverage costs; and

•	an extension of the exercise period for stock options previously awarded to him through their termination date as if he remained employed by us.
          Mr. Cluckey is prohibited from disclosing confidential information regarding us and, until May 31, 2009, from soliciting our employees or competing against us. Also, we have mutually agreed to release each other from any claims arising out of Mr. Cluckey’s employment or director relationship with us, including any claims for payments or benefits that might arise under his employment agreement, other than (i) any claims by Mr. Cluckey which may arise in connection with unpaid salary and benefits related to periods prior to May 31, 2007, indemnification rights under our Articles of Incorporation and Bylaws, or our directors and officers insurance policies; and (ii) any claims by us which may arise due to acts of Mr. Cluckey involving fraud, dishonesty, gross negligence, willful malfeasance, violation of securities laws, or for which he would not be entitled to be indemnified under our Articles of Incorporation or Bylaws.
          Prior to his termination, Mr. Cluckey was a party to an employment agreement that provided for him to serve as our president and chief operating officer until December 31, 2010 and as our president and chief executive officer from January 1, 2011 to December 31, 2011. Mr. Cluckey was also entitled to serve as a director during his employment with us. While serving as president and chief operating officer, Mr. Cluckey would have:
•	received an annual base salary at a rate of at least 90% of the annual base salary of Mr. Hartman, but in no event less than $667,000;

•	been entitled to a target bonus of not less than 90% of Mr. Hartman’s target bonus; and

•	received annual equity incentive awards with a value of not less than 90% of those awarded to Mr. Hartman.
          While serving as president and chief executive officer, Mr. Cluckey’s annual base salary and annual bonus would have been no less than those in effect as of December 31, 2010, with annual equity incentive awards to be determined by our Compensation Committee. Mr. Cluckey would also have been entitled to employee benefits, fringe benefits and perquisites through 2010 on a basis no less favorable than those provided to our other senior executives.
          Upon termination by us without “cause” or by Mr. Cluckey for “good reason”, Mr. Cluckey would have been entitled to:
•	a lump sum payment of accrued amounts, including a pro-rata target bonus for the year of termination, and three times the sum of his base salary and target bonus;

•	immediate vesting of outstanding equity-based awards and extension of the exercise period of any outstanding options so that they would generally remain exercisable for their full term as if he remained employed;

•	continued health and welfare benefits for three years after termination for Mr. Cluckey and his eligible dependents; and

•	transfer of his club membership to him.

The terms “cause” and “good reason” had the same meaning as in Mr. Hartman’s employment agreement.
          The agreement also provided that Mr. Cluckey would receive a lump sum cash payment equal to $5,118,240 as provided in the change in control severance agreement he had with Republic. The agreement contained a mutual post-employment non-disparagement covenant and imposed standard confidentiality obligations and non-solicitation and non-competition restrictions on Mr. Cluckey during his employment period and for two years after termination.
Menacher Employment Arrangement and Severance Agreement
     On May 17, 2007, Mr. Menacher, who at the time was director of merger integrations resigned from his employment with the Corporation effective May 31, 2007. In connection with his resignation, and in place of payments that might otherwise be due him under his employment arrangement, Mr. Menacher entered into a release and settlement agreement with us. The release and settlement agreement entitled Mr. Menacher to:
•	a lump sum payment from us of $550,000;

•	in lieu of medical, dental and prescription coverage, a lump sum payment of $45,065, which was equal to (i) 24 months of premiums for continuation of existing medical and dental coverage, plus (ii) $12,000 to cover prescription coverage costs; and

•	an extension of the exercise period for stock options previously awarded to him through their termination date as if he remained employed by us.
          Mr. Menacher is prohibited from disclosing confidential information regarding us and, until May 31, 2009, from soliciting our employees or competing against us. Also, we have mutually agreed to release each other from any claims arising out of Mr. Menacher’s employment with us, other than (i) any claims by Mr. Menacher which may arise in connection with unpaid salary and benefits related to periods prior to May 31, 2007, indemnification rights under our Articles of Incorporation and Bylaws, or our directors and officers insurance policies; and (ii) any claims by us which may arise due to acts of Mr. Menacher involving fraud, dishonesty, gross negligence, willful malfeasance, violation of securities laws, or for which he would not be entitled to be indemnified under our Articles of Incorporation or Bylaws. The agreement also contains a mutual non-disparagement provision.
          Prior to his termination, Mr. Menacher’s employment terms were outlined in a letter from us to him dated November 3, 2006. The letter provided that, while employed, Mr. Menacher would have:
•	received an annual base salary of $250,000;

•	been entitled to a target bonus under the MIP of 50% of his annual salary;

•	received a retention bonus of $100,000 on December 29, 2007, subject to his continued employment;

•	been entitled to participate in our benefit plans as a senior executive.
          The letter also provided that on March 12, 2007, Mr. Menacher would receive a lump sum cash payment equal to $2,139,864 as provided in the change in control severance agreement he had with Republic. If Mr. Menacher had experienced a qualified termination of employment during the two years following the completion of the merger with Republic, he would have been entitled to a continuation of employee benefits until the end of the two year period and to a 401(k) plan contribution as provided in his agreement with Republic. The letter also provided that the non-compete requirements of his agreement with Republic would remain in effect until December 29, 2007.
Stock Compensation Plan
          The Stock Plan prescribes that unless specified differently in any equity grant agreement, upon a change in control, all unvested equity awards shall immediately vest. Each of the 2007 restricted stock agreements provides that upon the death or disability of the Named Executive Officer, the restrictions on the shares shall lapse on a pro rata portion of the shares equal to the product of :
(i)	the number of shares subject to vesting on the next anniversary of the grant date; and

(ii)	a fraction, the numerator of which is the number of days that have lapsed from the previous vesting date through the date of the death or disability and the denominator of which is 365.
Change in Control Agreements
          We have change in control agreements with each of our Current Named Executive Officers. The agreements provide severance benefits if there is a change in control of the Corporation and each Current Named Executive Officer’s employment with us is actually or constructively terminated at any time within three months prior to or on the date of such change in control, or within twenty-four months after a change in control. A “change in control” is defined as:
(i)	the acquisition by any person or group of 20% or more of the outstanding common stock in a transaction, which has not been approved by a majority of the board of directors;

(ii)	a liquidation or dissolution of the Corporation;

(iii)	a sale of substantially all of the assets of the Corporation;

(iv)	a merger, consolidation or combination in which our shareholders immediately before such a transaction do not continue to control more than 65% of the voting power of the resulting entity; or

(v)	under certain circumstances, a change in a majority of the members of the board of directors within a two-year period.
          Our Current Named Executive Officers employment will have been constructively terminated following a change in control if:
(i)	there is a significant reduction in the scope of the executive’s authority or in the extent of such executive’s powers, functions, duties or responsibilities;

(ii)	there is a reduction in the executive’s rate of compensation;

(iii)	fringe benefits are not provided to the executive on a basis commensurate with other executives; or

(iv)	there are changes in our executive’s responsibilities, which would require moving such executive’s job outside of lower Michigan.

          Each change in control agreement provides severance benefits of a lump sum payment equal to three times the executive’s annual base salary immediately prior to the change in control (of, if higher, the executive’s annual base salary on the date employment is terminated) plus three times the greater of the anticipated award amount under the MIP in the year termination occurs or the highest MIP award paid to the Named Executive Officer in the last three calendar years of employment. In addition, the change in control agreements provide our executives:
•	continued coverage under the medical, dental and life insurance benefit plans for three years after termination, provided the executive does not enter into other employment providing comparable benefits;

•	transfer of any club memberships;

•	accelerated vesting of all stock options and restricted stock awards; and,

•	payment of up to $20,000 for outplacement services.
          We will also provide our executives with an additional amount (gross-up amount) for each calendar year in which they receive an excess parachute payment. This gross-up amount is intended to cover the liability for any parachute tax on the excess parachute payment as well as federal and state income taxes and parachute tax on the additional amount.
          In addition to the standard confidentiality requirements, our executives may not, for a period of two years following termination of employment, accept employment, consult for or otherwise assist any other financial institution, which conducts business from a location within fifty (50) miles of any of our locations.
Retirement Plans
          In the event of a termination due to retirement, our Current Named Executive Officers receive benefits under our retirement plan, and in the case of Mr. Hartman, under both the retirement plan and the SERP that we maintain for his benefit. These items are described in detail in the Executive Compensation – Compensation Discussion and Analysis – Retirement Benefits section of this proxy statement.
Potential Post-Employment Payments Table
          The table below represents the lump sum maximum amount each Current Named Executive Officer would have been eligible to receive upon a change in control or if their employment was terminated under one of the various scenarios described below as of December 31, 2007. Messrs. Cluckey and Menacher terminated employment effective May 31, 2007.

		Involuntary		Change In
	Quit/	Termination	Change In	Control With
	Termination	Not For	Control	Termination		Death	Disability
Named Executive	For Cause	Cause	(1)	(2)	Retirement	(3)	(3)
Officer	($)	($)	($)	($)	($)	($)	($)
William R. Hartman	-0-	5,929,161	1,198,860	7,858,830	6,915,489	7,237,323	7,180,530
Charles D. Christy	-0-	-0-	264,005	2,605,280	-0-	57,938	57,938
Cathleen H. Nash	-0-	-0-	328,376	3,307,663	-0-	36,942	36,942
John D. Schwab	-0-	-0-	242,095	2,176,932	-0-	53,121	53,121

		Involuntary		Change In
	Quit/	Termination	Change In	Control With
	Termination	Not For	Control	Termination		Death	Disability
Named Executive	For Cause	Cause	(1)	(2)	Retirement	(3)	(3)
Officer	($)	($)	($)	($)	($)	($)	($)
Clinton A. Sampson	-0-	-0-	225,176	1,983,537	-0-	49,407	49,407
Dana M. Cluckey	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Thomas F. Menacher	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)	The amounts shown in this column reflect the value of restricted shares with respect to which transferability restrictions would have lapsed if a change in control had occurred on December 31, 2007.

(2)	For purposes of the change in control with termination amounts in the table, the tax gross-up assumes that the excise tax rate for excess parachutes is 20% and that on the excise tax there is also assessed federal income tax (35%), Medicare tax (1.45%), and state tax (4%). Further no amounts have been discounted as attributable to reasonable compensation and no value has been attributed to the non-solicitation or non-competition covenants. The tax gross-up amounts for Current Named Executive Officers are as follows: Mr. Hartman $1,909,669; Mr. Christy $644,221; Ms. Nash $796,829; Mr. Schwab $549,052; and Mr. Sampson $485,343.

(3)	The amounts in this column reflect the pro-rata value of the restricted shares with respect to which transferability restrictions would have lapsed had the Current Named Executive Officers terminated employment because of death or disability on December 31, 2007. The amount shown for Mr. Hartman also includes the costs of his SERP.

Retention Awards
          In connection with our merger with Republic in 2006, we entered into retention agreements with Mr. Schwab and Mr. Sampson. The retention agreements were designed to keep these key executives in place during the critical integration and transition process related to the merger efforts. These agreements entitle Messrs. Schwab and Sampson to a lump sum payment of $150,000 following December 31, 2008 if (i) they remain active employees through December 31, 2008 and (ii) their job performance continues at an acceptable level consistent with their past performance. As part of these agreements, Messrs. Schwab and Sampson have waived any benefits to which they might otherwise have been entitled under their change in control agreements due to the Republic merger. In the absence of this waiver, if Messrs. Schwab and Sampson had experienced a qualified termination of their employment within three months prior to the merger or within twenty-four months of the merger, they would have been entitled to payments of $2,176,932 and $1,983,537, respectively, under their change in control agreements.
Compensation Committee Interlocks and Certain Transactions And Relationships
          There were no interlock relationships involving members of the Compensation Committee in 2007, nor were there any transactions involving us in which any member of the Compensation Committee or any member of their immediate family had a direct or indirect material interest.
          During 2007, our banking subsidiaries had, and expect to have in the future, banking transactions, in the ordinary course of business, with directors, officers and their associates. These transactions were made on substantially the same terms, including interest rate charges and collateral requirements, as comparable transactions are made with unrelated parties prevailing at the time of such transactions and did not involve more than the normal risk of collectability or present other unfavorable features. All credit transactions involving directors and executive officers are reviewed and, when required, approved by the board of directors. None of these loans is currently disclosed as non-accrual, past due, restructured or as a potential problem in our Annual Report on Form 10-K for the year ended December 31, 2007.
          We and our banking subsidiaries maintain a written policy requiring the pre-approval by the board of directors of all lending transactions between us and executive officers and directors in compliance with Federal Reserve Regulation O. Although we do not have a written policy with regard to the approval of other transactions between us and our executive officers and directors, such transactions are subject to the limitations on conflicts of interest contained in our Code of Ethics and are generally discouraged. To the extent any such transactions are proposed, they would be subject to approval by the board of directors in accordance with applicable law and the NASDAQ Marketplace Rules, which require that any such transactions required to be disclosed in our proxy statement be approved by a committee of independent directors of our board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Under the securities laws of the United States, our directors, executive officers and any persons holding more than 10% of the common stock, whom we refer to collectively as our reporting persons, are required to report their ownership of the common stock and any changes in that ownership to the Commission. Specific due dates for these reports have been established and pursuant to applicable rules, we are required to report in our proxy statement any failure to file by these due dates. Based on certifications received from our reporting persons and on copies of the reports that they have filed with the Commission, all required reports of reporting persons have been timely filed with the Commission since the beginning of 2007.
PROPOSAL 3 – APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
General
          In 2007, Ernst & Young LLP, or E&Y performed audit and audit related services for us which included examination of our consolidated financial statements, and consultation with us and our subsidiaries on accounting and reporting matters. The audit committee has appointed E&Y as independent auditors for 2008, subject to ratification by the shareholders. Although neither our organizational documents nor Michigan law require the shareholders to ratify the appointment of our independent auditors, the board has determined to seek shareholder ratification of the appointment of our independent auditors as part of its recent corporate governance initiatives. Accordingly, a resolution will be presented at the meeting to ratify their appointment. If the shareholders do not ratify the appointment of E&Y, the selection of the independent registered public accounting firm will be reconsidered by the audit committee. However, even if the appointment of E&Y is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our shareholders’ best interests.
          Representatives of E&Y will attend the annual meeting, will have an opportunity to make a statement and will be available to answer questions that may be asked by shareholders.

Fees
          Audit Fees. E&Y billed the Corporation a total of $1,287,322 and $1,741,032 during 2007 and 2006, respectively, for professional services in connection with the audit of our annual financial statements and the review of the quarterly financial statements during each such year. The amounts shown for 2007 and 2006 include fees relating to the audit of our internal controls over financial reporting. The amounts for 2006 include fees for services rendered in connection with our response to recent Commission comments on prior periodic reports. The amount for 2006 and 2007 also includes fees related to the Republic merger.
          Audit Related Fees. E&Y billed us a total of $105,000 and $81,000 during 2007 and 2006, respectively, for assurance and related services that were related to the performance of the audit and review of the financial statements, including audits of our benefit plans.
          Tax Fees. E&Y billed us a total of $0 and $15,395 during 2007 and 2006, respectively, for tax compliance, tax advice and tax planning services.
          All Other Fees. E&Y billed us a total of $41,827 and $31,216 for other services rendered during 2007 and 2006, respectively. These fees related primarily to cash management software usage and an on-line accounting research tool.
          Although we have not developed a formal written policy for pre-approval of audit and non-audit services provided by E&Y, it is our policy and consistent practice that the audit committee of the board of directors approve in advance all audit services and permissible non-audit services provided by our independent auditors. The audit committee preapproved all of the services performed by E&Y in 2007.
          The audit committee does not consider the provision of the services described above by E&Y to be incompatible with the maintenance of E&Y’s independence.
OTHER MATTERS
          The board of directors is not aware of any other matters which may come before the meeting. However, should any such matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

CITIZENS REPUBLIC BANCORP, INC.

Thomas W. Gallagher
General Counsel and Secretary
Flint, Michigan
March 20, 2008

Appendix A
New language is indicated by underlining, and
deletions are indicated by strike-throughs. Previously
approved changes (corporate name and authorized
capital stock information) not marked.
PROPOSED AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CITIZENS ~~BANKING CORPORATION~~REPUBLIC BANCORP, INC.
The present name of the Corporation is Citizens Republic Bancorp, Inc. The previous name of the Corporation was Citizens Banking Corporation. The original Articles of Incorporation of the Corporation were filed on November 10, 1980. These Restated Articles of Incorporation were duly adopted by the Shareholders on ~~April 19, 1988~~April 24, 2008 in accordance with Section 642 of the Business Corporation Act of Michigan.
ARTICLE I
The name of the Corporation is CITIZENS ~~BANKING CORPORATION~~REPUBLIC BANCORP, INC.
ARTICLE II
The purpose or purposes for which the Corporation is organized is to engage in any activity within the purposes for which a Corporation may be organized under the Business Corporation Act of Michigan, and specifically, but not in limitation of the foregoing, to be a bank holding company under the Bank Holding Company Act of 1956, as amended, and to engage in, or acquire an interest in other companies which engage in, activities closely related to banking as such activities are defined by the Board of Governors of the Federal Reserve System.
ARTICLE III
The total authorized capital stock is:
Common shares 100,000,000 No Par Value
Preferred shares 5,000,000 No Par Value
ARTICLE IV
(A) A statement of all or any of the relative rights, preferences and limitations of the common shares is as follows:
(1) Any distribution of profits of the Corporation voted by the directors as dividends payable in cash, or in shares of the Corporation, or in other securities of the Corporation or in other securities, shall be distributed to the shareholders in proportion to their ownership of the shares of the Corporation.
(2) Each shareholder shall have one vote per share in elections of directors and on any other matters properly coming up at shareholders’ meetings for action by shareholders.
(3) Voting in elections of directors shall not be cumulative.
(4) Shareholders shall not have preemptive rights to subscribe for or purchase any authorized but unissued shares of the Corporation or any other securities or rights to be issued by the Corporation.
(5) In the event of liquidation of the assets of the Corporation after payment of all of its debts, the remainder of such assets shall be distributed to the shareholders in proportion to their ownership of the shares of the Corporation.

(B) The relative rights, preferences and limitations of the preferred shares shall be determined as follows:
The board of directors is empowered to determine the stated value per share thereof and to divide and redivide said preferred shares into classes and series and to designate and redesignate the rights, preferences and limitations of each class or series.
ARTICLE V
Reserved.~~The address of the initial registered office is:~~
~~Number One Citizens Banking Center~~
~~Flint, Michigan 48502~~
~~The name of the initial resident agent at the registered office is:~~
~~R. Thomas Carley~~
ARTICLE VI
The business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of not less than ten nor more than twenty-five directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the board of directors elected and serving. ~~The directors shall be divided into three classes, designated Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. At the 1986 annual meeting of shareholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each~~At the 2009 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2010 annual meeting of stockholders and shall hold office until the next succeeding annual meeting ~~of shareholders beginning in 1987, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his~~and until his or her successor shall be elected and shall qualify, ~~subject, however,~~but subject to prior death, resignation, retirement, disqualification or removal from office; at the 2010 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2011 annual meeting of stockholders and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, retirement, disqualification or removal from office; and at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of stockholders and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors elected and serving, and any other vacancy occurring in the board of directors may be filled by a majority of the directors elected and serving, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these articles of incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this article VI unless expressly provided by such terms.
Except as otherwise provided in these Articles, directors shall be elected by a majority of the votes cast at an election as specified in greater detail in the bylaws of the Corporation.

~~Any amendment, change or repeal of this article VI or any other amendment or change of this article of incorporation which will have the effect of modifying or permitting circumvention of this article VI, shall require the favorable vote, at a meeting of the shareholders of the Corporation, of the holders of at least two thirds of the then outstanding shares of capital stock of the Corporation entitled to vote; provided, however, that such two thirds vote shall not be required for any such amendment, change or repeal recommended to shareholders by the affirmative vote of not less than three-fourths of the board of directors then in office, and such amendment, change, or repeal so recommended shall require only the vote, if any, required under the applicable provision of the Business Corporation Act of Michigan.~~
ARTICLE VII
The directors shall have the power to make, alter, amend, change, add to or repeal the bylaws of the Corporation not inconsistent with the provisions of these articles of incorporation. The affirmative vote of the holders of not less than two thirds of the outstanding shares of capital stock of the Corporation entitled to vote shall be required for the approval and adoption of any amendment, alteration, change, addition to or repeal of article II, section 3~~; article III, section 11 and article III section 12~~ of the bylaws of the Corporation proposed by any shareholder of the Corporation.
Any amendment, change or repeal of this article VII, or any other amendment of these articles of incorporation which will have the effect of modifying or permitting circumvention of this article VII, shall require the favorable vote, at a meeting of the shareholders of the Corporation, of the holders of at least two thirds of the then outstanding shares of capital stock of the Corporation entitled to vote; provided, however, that such two thirds vote shall not be required for any such amendment, change or repeal recommended to shareholders by the affirmative vote of not less than three-fourths of the board of directors, and such amendment, change, or repeal so recommended shall require only the vote, if any, required under the applicable provision of the Business Corporation Act of Michigan.
ARTICLE VIII
Any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of not less than two thirds of the outstanding shares of capital stock of the Corporation entitled to vote. Any amendment, change or repeal of this article VIII, or any other amendment of these articles of incorporation which will have the effect of modifying or permitting circumvention of this article VIII, shall require the favorable vote, at a meeting of the shareholders of the Corporation, of the holders of at least two thirds of the then outstanding shares of capital stock of the Corporation entitled to vote; provided, however, that such two thirds vote shall not be required for, any such amendment, change or repeal recommended to shareholders by the affirmative vote of not less than three-fourths of the board of directors elected and serving, and such amendment, change, or repeal so recommended shall require only the vote, if any, required under the applicable provision of the Business Corporation Act of Michigan.
ARTICLE IX
~~The affirmative vote of (a) the holders of not less than two thirds of the outstanding shares of capital stock of the corporation entitled to vote and (b) the holders of not less than a majority of the outstanding shares of capital stock of the corporation entitled to vote excluding for purposes of determining the affirmative vote required by this clause (b) all such shares of which a “Related Person” (as hereinafter defined) shall be a “Beneficial Owner” (as hereinafter defined), shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) involving a Related Person; provided, however, that the foregoing voting requirements set forth in clauses (a) and (b) above shall not be applicable, and the provisions of Michigan law relating to the percentage of shareholder approval, if any, shall apply to any such Business Combination if:~~

~~A.~~	~~The “Continuing Directors” of the corporation (as hereinafter defined) by a three-fourths vote thereof have expressly approved the Business Combination either in advance of or subsequent to the acquisition of outstanding shares of capital stock of the Corporation that caused the Related Person to become a Related Person; or~~

~~B.    If each of the following conditions are satisfied:~~

~~1.~~	~~The aggregate amount of the cash and the fair market value of the property, securities or other consideration to be received per share of any class or series of capital stock of the corporation in the Business Combination by holders of such capital stock of the corporation, other than the Related Person involved in the Business Combination, is not less than the “Highest Per Share Price” or the “Highest Equivalent Price” (as these terms are hereinafter defined), paid or to be paid by the Related Person in acquiring any of such class or series of the capital stock of the corporation outside of such Business Combination; and~~

~~2.~~	~~A proxy statement complying with the requirements of the Securities Exchange Act of 1934, as amended, shall have been mailed to all shareholders of the Corporation for the purpose of soliciting shareholder approval of the Business Combination. The proxy statement shall contain at the front thereof, in a prominent place, the position of the Continuing Directors as to the advisability (or inadvisability) of the Business Combination and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by the Continuing Directors as to the fairness of the terms of the Business Combination, from the point of view of the holders of the outstanding shares of capital stock of the corporation other than any Related Person.~~

~~For purposes of this Article IX:~~

~~1.~~	~~The term “Business Combination” means (i) any merger, consolidation or share exchange of the corporation or any of its subsidiaries into or with any member of any Related Person, in each case irrespective of which corporation or company is the surviving entity; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any member of any Related Person (in a single transaction or a series of related transactions) of all or a Substantial Part (as hereinafter defined) of the assets of the Corporation (including without limitation any securities of a subsidiary) or a Substantial Part of the assets of any of its subsidiaries; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the corporation or to or with any of its subsidiaries (in a single transaction or series of related transactions) of all or a Substantial Part of the assets of any member of any Related Person; (iv) the issuance or transfer of any securities of the Corporation or any of its subsidiaries by the corporation or any of its subsidiaries to any member of any Related Person (other than an issuance or transfer of securities which is effected on a pro rata basis to all shareholders of the Corporation); (v) the acquisition by the Corporation or any of its subsidiaries of any securities of any member of any Related Person; and (vi) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.~~

~~2.~~	~~The term “Related Person” shall mean any individual, corporation, partnership or other person or entity, including any member of a “group” (as defined in section 13(d)(3)) of the Securities Exchange Act of 1934 as in effect at the date of the adoption of this article by the shareholders of the corporation; such act and such rules and regulations promulgated thereunder, collectively and as so in effect, being hereinafter referred to as the “Exchange Act”), and any “Affiliate” or “Associate” (as defined in Rule 12b-2 of the Exchange Act) of any such individual, corporation, partnership or other person or entity which, as of the record date for the determination of shareholders entitled to notice of and to vote on any Business Combination, or immediately prior to the consummation of such transaction, together with their Affiliates and Associates, are “Beneficial Owners” (as defined in Rule 13d-3 of the Exchange Act) in the aggregate of ten percent or more of the outstanding shares of any class or series of capital stock of the Corporation.~~

~~3.~~	~~The term “Substantial Part” shall mean more than 10% of the fair market value, as determined by three-fourths of the Continuing Directors, of the total consolidated assets of the corporation and its subsidiaries taken as a whole, as of the end of its most recent fiscal year ending prior to the time the determination is being made.~~

~~4.~~	~~For the purposes of subparagraph B. 1. of paragraph one of this article IX, the term “other consideration to be received” shall include, without limitation, common stock or other capital stock of the Corporation retained by shareholders of the Corporation other than Related Persons or parties to such Business Combination in the event of a Business Combination in which the corporation is the surviving corporation.~~

~~5.~~	~~The term “Continuing Directors” shall mean a director who either (i) was a member of the board of directors of the Corporation immediately prior to the time that the Related Person involved in a Business Combination became a Related Person, or (ii) has been designated (before his or her initial election as director) as a Continuing Director by a majority of the then Continuing Directors.~~

~~6.~~	~~A “Related Person” shall be deemed to have acquired a share of the capital stock of the Corporation at the time when such Related Person became a Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other persons whose ownership is aggregated with that of a Related Person under the foregoing definition of Related Person, if the price paid by such Related Person for such shares is not determinable by the Continuing Directors, such price shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate, or other person or (b) the market price of the shares in question at the time when the Related Person became a Beneficial Owner thereof.~~

~~7.~~	~~The terms “Highest Per Share Price” and “Highest Equivalent Price” as used in this article IX shall mean the following: If there is only one class of capital stock of the Corporation issued and outstanding, the Highest Per Share Price shall mean the highest price that can be determined to have been paid or to have been agreed to be paid, by the Related Person for any share or shares of that class of capital stock within the two year period immediately prior to the announcement date of the proposed Business Combination or in the transaction in which the shareholder became a Related Person, whichever is higher. If there is more than one class of capital stock of the Corporation issued and outstanding, the Highest Equivalent Price shall mean with respect to each class and series of capital stock of the Corporation, the amount determined by three-fourths of the Continuing Directors, on whatever basis they believe is appropriate, to be the highest per share price equivalent for each such class or series to have been paid or to have been agreed to be paid by the Related Person within the two year period immediately prior to the announcement date of the proposed Business Combination or in the transaction in which the shareholder became a Related Person, whichever is higher. The Highest Per Share Price and the Highest Equivalent Price shall also include any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by the Related Person with respect to the shares of capital stock of the corporation acquired by the Related Person.~~

~~The board of directors of the Corporation shall have the power and duty to determine for the purposes of this article IX on the basis of information then known to it, (i) whether any person is an Affiliate or Associate of another person, (ii) whether any proposed sale, lease, exchange or other disposition of part of the properties or assets of the Corporation involves a Substantial Part of the properties or assets of the Corporation, and (iii) the value of the Highest Per Share Price and Highest Equivalent Price. Any such reasonable determination by the board of directors shall be conclusive and binding for all purposes of this article IX. Any amendment, change or repeal of this article IX, or any other amendment of this Restated Certificate of Incorporation which will have the effect of modifying or permitting circumvention of this article IX, shall require the favorable vote, at a meeting of the shareholders of the Corporation, of (a) the holders of at least two thirds of the then outstanding shares of capital stock of the Corporation entitled to vote and (b) a majority of the outstanding shares of capital stock of the corporation entitled to vote of which a Related Person is not a Beneficial Owner; provided, however, that this paragraph shall not apply to, and such two thirds and majority vote shall not be required for, any such amendment, change or repeal recommended to shareholders by the affirmative vote of not less than three-fourths of the Continuing Directors, and such amendment, change, or repeal so recommended shall require only the vote, if any, required under the applicable provision of the Business Corporation Act of Michigan.~~

~~This article IX shall not be applicable to the Corporation effective on the date on which the board of directors of the Corporation elects by resolution to become subject, and so long as the Corporation remains subject, in whole or in part, as to specifically identified or unidentified interested shareholders (as defined in Chapter 7A) of the Corporation, to the voting requirements of Section 780 of Chapter 7A of the Business Corporation Act of the State of Michigan (“Chapter 7A”). If for any reason the provisions of Chapter 7A are not applicable to the Corporation after the board of directors have elected to have the Corporation become subject thereto, then, in such event, article IX shall be effective and applicable to the Corporation.~~
~~ARTICLE X~~
(a) No director of the Corporation shall be personally liable to the Corporation or to its shareholders for monetary damages for breach of the director’s fiduciary duty except for liability (i) for a breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for a violation of Section 551(1) of the Business Corporation Act of Michigan; (iv) for a transaction from which the director derived an improper personal benefit, or (v) for an act or omission occurring before March 1, 1987.
(b) The indemnification or advancement of expenses provided by law is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under these articles of incorporation, the bylaws of the Corporation or a contractual agreement.
IN WITNESS WHEREOF Citizens Republic Bancorp, Inc. has caused these Restated Articles of Incorporation to be signed by William R. Hartman, its Chairman, President and Chief Executive Officer, and attested by Thomas W. Gallagher, its General Counsel and Secretary, on this    th day of    , A.D. 2008.
William R. Hartman
Chairman, President and Chief
Executive Officer
ATTESTED
Thomas W. Gallagher
General Counsel and Secretary

CITIZENS REPUBLIC BANCORP, INC.
April 24, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of Citizens Republic Bancorp, Inc. (the “Corporation”) hereby appoints Richard J. Dolinski and Dennis J. Ibold, or either of them, my proxies or proxy, with full power of substitution to vote all shares of stock of the Corporation that the undersigned would be entitled to vote at the annual meeting of shareholders of the Corporation to be held at the Genesys Conference & Banquet Center, 805 Health Park Blvd., Grand Blanc, Michigan 48439 on Thursday, April 24, 2008 at 10:00 a.m. local time, and at any adjournments thereof upon the election of directors as set forth on the reverse side of this proxy, the proposal to approve various amendments to our Amended and Restated Articles of Incorporation (the “Corporate Governance Proposal”), the ratification of the Corporation’s independent auditors, and in their discretion, upon such other matters as may properly come before the meeting including the election of any person to the board of directors where a nominee named in the proxy statement dated March 20, 2008 is unable to serve or, for good cause, will not serve. Unless a contrary instruction is provided, this proxy when properly executed will be voted FOR each nominee named on the reverse side of this proxy, FOR the Corporate Governance Proposal, and FOR the ratification of the Corporation’s independent auditors.
For participants in the Corporation’s Amended and Restated Section 401(k) Plan (“Plan”), this card also provides voting instructions to the trustees under the Plan for the undersigned’s allowable portion, if any, of the total number of shares of common stock of the Corporation held by such Plan as indicated on the reverse side hereof. These voting instructions are solicited and will be carried out in accordance with the applicable provisions of the Plan.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
CITIZENS REPUBLIC BANCORP, INC.
April 24, 2008
PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
-OR-
TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
-OR-
INTERNET — Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.
-OR-
IN PERSON — You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 p.m. Eastern Time the day before the meeting date.
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE CORPORATE GOVERNANCE PROPOSAL, AND “FOR” THE RATIFICATION OF THE INDEPENDENT AUDITORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN
BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect four (4) Class I directors to serve a three (3) year term, or until their successors are duly elected and qualified:
☐ FOR ALL NOMINEES
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)
      NOMINEES:
☐ Lizabeth A. Ardisana
☐ Gary J. Hurand
☐ Stephen J. Lazaroff
☐ Steven E. Zack
Instruction: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and mark the box next to each nominee you wish to withhold, as shown here ☒
2.	To approve various amendments to our Amended and Restated Articles of Incorporation to provide for the annual election of all directors, the elimination of certain supermajority shareholder approval requirements, the elimination of certain limitations on business combinations and the implementation of majority voting in uncontested elections of directors.
☐ FOR     ☐ AGAINST     ☐ ABSTAIN
3.	To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008.
☐ FOR     ☐ AGAINST     ☐ ABSTAIN

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
The undersigned acknowledges receipt of the notice of annual meeting of shareholders and the proxy statement dated March 20, 2008 and the 2007 annual report to shareholders and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

Signature:	Date:	Signature:	Date:

NOTE: Please sign exactly as your names appear on this proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name and duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.